Exhibit 10.5

AGREEMENT AND PLAN OF MERGER

by and among

LEVITRONIX LLC,

LEVITRONIX TECHNOLOGIES LLC,

PHAROS, LLC,

the Sellers named herein,

the Consenting Parent Equity Holders named herein,

PHAROS, LLC, as the Seller Representative,

THORATEC CORPORATION, as the Purchaser,

and

REVERE MERGER SUB, LLC, as the Transitory Subsidiary

dated as of August 3, 2011

i

Exhibits and Schedules

Exhibit A	Sellers and Applicable Shares
Exhibit B	Consenting Parent Equity Holders
Exhibit C	Remaining Members and Applicable Shares
Exhibit D	Asset and Liability Allocation Agreement
Exhibit E	Agreement and Plan of Distribution
Exhibit F-1	Intellectual Property Cross-License Agreement (U.S.)
Exhibit F-2	Intellectual Property Cross-License Agreement (Swiss)
Exhibit G	Swiss Sublease
Exhibit H-1	Transition Services Agreement (U.S.)
Exhibit H-2	Transition Services Agreement (Swiss)
Exhibit I	Designated Employees
Exhibit J	Acquired Business Products
Exhibit J-1	Acquired Business Product Accessories
Exhibit J-2	Certain Devices and Accessories in Development
Exhibit K	Designated Acquired Business Intellectual Property
Exhibit L	Form of Escrow Agreement
Exhibit M	Form of Membership Interest Assignment and Assumption Agreement
Exhibit N	Certain Listed Retained Business Assets and Liabilities
Exhibit O	Form of Seller Representative Escrow Agreement
Exhibit P	Certain Earnout Report Matters
Exhibit Q	Swiss Demerger Matters
Exhibit R	Retained Employees
Exhibit S	Remaining Parent Equity Holders
Exhibit T	Form of Parent Equity Holder Consent
Exhibit U	Certificate of Merger
Exhibit V	Retained Employee Severance Amount

Company Disclosure Schedule

Purchaser Disclosure Schedule

Schedule 2.1(b) — Specified Accounting Principles

Schedule 6.1(b) — Specified Employees

Schedule 7.8(a) — Retained Marks

Schedule 8.7 — Uncovered Claim Calculation Examples

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 3, 2011, by and among Thoratec Corporation, a California corporation (“Purchaser”), Revere Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Purchaser (“Transitory Subsidiary”), Pharos, LLC, a Delaware limited liability company (“Parent”), Levitronix LLC, a Delaware limited liability company and Subsidiary of Parent (the “Company”), Levitronix Technologies LLC, a Delaware limited liability company and Subsidiary of Parent (the “Parent Sub”), the Persons listed on Exhibit A attached hereto (each, along with Parent, “Seller” and, collectively, “Sellers”) and, in the capacity of “Seller Representative” pursuant to this Agreement, Parent.  The Persons listed on Exhibit B hereto (each a “Consenting Parent Equity Holder” and, collectively, the “Consenting Parent Equity Holders”) join this Agreement solely for purposes of being bound by Article VIII hereof.

RECITALS

WHEREAS, each Seller owns the Shares as set forth on Exhibit A;

WHEREAS, each member of the Company that is not a Seller (each, a “Remaining Member”) owns the Shares set forth on Exhibit C hereto;

WHEREAS, the Sellers and the Remaining Members collectively own 100% of the Shares;

WHEREAS, pursuant to a single integrated plan in which Purchaser desires to acquire 100% of the Shares (i) Purchaser shall purchase from each Seller, and each Seller shall sell to Purchaser, all of the Shares owned by such Seller, upon the terms and subject to the conditions hereinafter set forth (the “Share Sale”) and (ii) immediately following the Share Sale, Purchaser shall cause the Transitory Subsidiary to be merged with and into the Company, with the Company surviving such merger as the Surviving Company (collectively, the “Merger”);

WHEREAS, this Agreement has been approved by the Board of Managers of the Company, by the members of the Company owning at least two-thirds of the outstanding Shares and by Purchaser, as the sole member of the Transitory Subsidiary;

WHEREAS, the Company, Parent Sub, Swiss Retained Sub and Swiss Acquired Sub have entered into the Asset and Liability Allocation Agreement attached hereto as Exhibit D (the “Asset and Liability Allocation Agreement”) and the Agreement and Plan of Distribution attached hereto as Exhibit E (collectively, and together with the documents, instruments and agreements attached to either of them (but excluding the Intellectual Property Cross-License Agreements), the “Pre-Closing Reorganization Documents”), pursuant to which, among other things, (i) all Acquired Business Assets have been transferred to (or retained by) the Acquired Companies, all Retained Business Assets have been transferred to (or retained by) the Retained Companies, all Acquired Business Liabilities have been assumed (or retained) by the Acquired Companies and all Retained Business Liabilities have been assumed (or retained) by the Retained Companies and (ii) the equity interests in Parent Sub have been distributed by the Company to Sellers and, for the benefit of the Remaining Members, the Seller Representative

(all pursuant to the terms and subject to the definitions used in the Pre-Closing Reorganization Documents, collectively, the “Pre-Closing Reorganization”);

WHEREAS, the Company and Parent Sub have entered into the Intellectual Property Cross-License Agreement (U.S.) attached hereto as Exhibit F-1 and Swiss Acquired Sub and Swiss Retained Sub have entered into the Intellectual Property Cross-License Agreement (Swiss) attached hereto as Exhibit F-2 (collectively, the “Intellectual Property Cross-License Agreements”);

WHEREAS, Swiss Retained Sub and Swiss Acquired Sub have entered into the Swiss Sublease attached hereto as Exhibit G (the “Swiss Sublease”);

WHEREAS, contemporaneously with the execution of this Agreement, Purchaser and Parent are entering into the Transition Services Agreement (U.S.) (the “Domestic Transition Services Agreement”) attached hereto as Exhibit H-1 and the Swiss Acquired Sub and the Swiss Retained Sub are entering into the Transition Services Agreement (Swiss) attached hereto as Exhibit H-2 (collectively, with the Domestic Transition Services Agreement, the “Transition Services Agreements”);

WHEREAS, contemporaneously with the execution of this Agreement, certain designated employees of the Acquired Business identified on Exhibit I hereto are each entering into an employment agreement with Purchaser (collectively, the “Employment Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.            Defined Terms.  (a) When used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means the Cardiac Assist, Mechanical Circulatory Support and Respiratory Assist business of the Company Group; it being agreed and understood that the Acquired Business (i) includes the design, development, manufacturing, commercialization, sale and support anywhere in the world of Cardiac Assist, Mechanical Circulatory Support and Respiratory Assist products of the Company Group and (ii) does not include the Retained Business; provided, however, that only for purposes of Articles I, III and VIII of this Agreement, the Acquired Business shall not include the Discontinued Business or Technology and/or products under development but not commercialized as of the date hereof; provided further, that the foregoing proviso shall not apply to the use of the defined term Acquired Business, or the use of the defined term Acquired Business in any other defined term, (A) in the recitals hereof, (B) in Section 8.6 hereof and (C) with respect to the determination of any breach of covenant pursuant to Articles II, VI, VII, IX or X hereof or any Ancillary Agreement that is also subject to Article VIII hereof.

“Acquired Business Assets” means (a) all assets, rights and properties of any member of the Company Group, in each case primarily or exclusively related to the Acquired Business (including the leasehold and subleasehold interests in the Domestic Leased Real Property, but not the Swiss Leased Real Property) and (b) the Designated Acquired Business Intellectual Property.

“Acquired Business Financials” means the unaudited balance sheets of the Acquired Business as of December 31, 2009 and December 31, 2010, the unaudited statements of income of the Acquired Business for each of the two years then ended, the unaudited statement of cash flow of the Acquired Business for the year ended December 31, 2010, the unaudited balance sheet of the Acquired Business as of June 30, 2011 and the unaudited statements of income and cash flow of the Acquired Business for the six month period then ended.

“Acquired Business IP” means (a) all Intellectual Property Rights and Technology to the extent owned by any member of the Company Group that is primarily or exclusively related to the Acquired Business and material to the Acquired Business, taken as a whole, and (b) all Designated Acquired Business Intellectual Property that is material to the Acquired Business, taken as a whole.

“Acquired Business IP Contract” means any Contract to which any member of the Company Group is a party or by which any member of the Company Group is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right that is primarily or exclusively related to the Acquired Business and is material to the Acquired Business, taken as a whole.

“Acquired Business Liabilities” means all obligations, Indebtedness, commitments, performance obligations under Contracts and other direct or indirect liabilities of any Acquired Company (including, for the avoidance of doubt, those assumed or retained by the Acquired Companies pursuant to the Asset and Liability Allocation Agreement), whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP, in each case to the extent primarily or exclusively related to or arising out of the Acquired Business or the Acquired Business Assets (including the Designated Acquired Business Intellectual Property and the leasehold and subleasehold interests in the Domestic Leased Real Property); provided, however, that the Acquired Business Liabilities shall not include any obligations or liabilities to the extent related to or arising out of the Discontinued Business.  The Acquired Business Liabilities shall include all royalty and other payment obligations incurred by any Retained Company after the Closing under any Contract to which any Retained Company is a party to the extent that such royalty or other payment obligation relates to the conduct of the Acquired Business.

“Acquired Business Material Adverse Effect” means any change or effect, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Acquired Business, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been or will be, an Acquired Business Material Adverse Effect: (i) the execution, delivery or public announcement (only as such public announcement is approved by Purchaser and the Seller Representative in accordance with Section 7.2) of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith; (ii) conditions affecting the industries in which the Acquired Business operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Acquired Business has material operations or sales, except to the extent any such condition has a substantially disproportionate effect on the Acquired Business, in each case taken as a whole, relative to other Persons principally engaged in the same industry as the Acquired Business; (iii) any change in GAAP or applicable Laws (or interpretation thereof); or (iv) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Acquired Business to meet any projections or forecasts for any period.

“Acquired Business Product Selling Persons” means Purchaser, its Affiliates (including, after the Closing, the Acquired Companies) and each of their respective successors, transferees and assigns (but excluding any Person that is an Affiliate solely due to its status as a non-controlling shareholder of Purchaser).

“Acquired Business Products” means all Cardiac Assist, Mechanical Circulatory Support and Respiratory Assist medical device products (other than the shape memory polymer cannula) developed, marketed, licensed, distributed or otherwise made available by the Company Group, including any such product under development as of the Closing Date by or on behalf of the Company Group for commercialization by the Acquired Business, as listed on Exhibit J and related Exhibit J-1.

“Acquired Companies” means the Company, Swiss Acquired Sub and Delaware Acquired Sub.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including, without limitation, each Subsidiary of such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract, credit arrangement or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Ancillary Agreements” means the Escrow Agreement, the Seller Representative Escrow Agreement, the Membership Interest Assignment and Assumption Agreement, the Intellectual Property Cross-License Agreements, the Transition Services Agreements and the Pre-Closing Reorganization Documents.

“Balance Sheet” means the unaudited balance sheet of the Acquired Business as of June 30, 2011.

“Books and Records” means all data, records, files, manuals, and other documentation of the Company Group primarily or exclusively related to the Acquired Business, including (i) material studies, reports, correspondence and other similar material documents and records primarily or exclusively related to the Acquired Business, whether in electronic form or otherwise and (ii) all patent files, file histories, engineering documents and other technical correspondence primarily or exclusively related to the Acquired Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California, New York, New York or Zurich, Switzerland.

“Cardiac Assist” means any product or device using pumps or related circuit components, including without limitation oxygenators, tubing, connectors, and cannulae, as well as a counter-pulsation device or other mechanically actuated assistance, that is designed,  marketed or knowingly sold for use, either intracorporeally, extracorporeally or paracorporeally, to assist, supplement or replace the pumping mechanism or function of the human heart or any one or more of the heart chambers, including any ventricular assist device (it being agreed and understood that only for purposes of this definition, the phrase “knowingly” shall refer to: (i) with respect to periods prior to the Closing, the knowledge of the Company, (ii) with respect to Section 6.1 following the Closing, the knowledge of the Retained Companies and (iii) with respect to Section 2.5 following the Closing, the knowledge of the Acquired Business Product Selling Persons).

“Cash” means cash and Cash Equivalents, and other short-term investments determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Acquired Business Financials.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less.

“Certificate of Merger” means the certificate of merger in the form attached hereto as Exhibit U.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Purchaser on the date of this Agreement.

“Company Group” means the Acquired Companies, Parent Sub, Swiss Retained Sub and Japan Retained Sub.

“Confidentiality Agreement” means that letter agreement dated as of March 10, 2010 between the Company and Purchaser.

“Contract” means any written or oral note, instrument, bond, mortgage, indenture, lease, sublease, contract, subcontract, warranty, agreement, obligation or legally binding commitment or undertaking of any nature.

“Damages” means any loss, damage, liability, fine, penalty, judgment, settlement, Tax, fee (including reasonable attorneys’ fees), cost (including reasonable costs of investigation) or expense, but excluding any punitive damages except to the extent such punitive damages are awarded against any Indemnitee in a Third-Party Claim; provided, however, notwithstanding any other provision of this Agreement to the contrary, “Damages” shall not include any liability to the extent that such liability (or an accrual, reserve or provision therefor (to the extent of such accrual, reserve or provision)) is reflected as a current liability on the Final Closing Transaction Value Schedule or otherwise taken into account in the calculation of the Final Transaction Value.

“Delaware Acquired Sub” means Levitronix Canada LLC, a Delaware limited liability company and a Subsidiary of the Company.

“Designated Acquired Business Intellectual Property” means the Intellectual Property Rights and Technology described on Exhibit K.

“Discontinued Business” means the business formerly conducted by the Company Group under the name Levimetrix consisting of the use of the Company Group’s technologies in in-line viscosity measurement systems.

“Domestic Leased Real Property” means the Leased Real Property that is subject to the Amended and Restated Sublease, dated as of August 3, 2011, between the Company and the sublandlord named therein.

“Employee Benefit Plans” means all material employee benefit plans as defined in Section 3(3) of ERISA and all other material employee benefit arrangements and obligations (including but not limited to a payroll practice), whether or not subject to ERISA, with respect to which any Acquired Business Employee has any right to benefits or which any member of the Company Group or any ERISA Affiliate has or will in the future have any material liability (including contingent liability) to provide benefits to any Acquired Business Employee, including employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, severance pay policies, repatriation or expatriation benefits, Company Group-sponsored work Permits or visas, salary continuation, disability, consulting or other compensation arrangements, deferred compensation, bonus, stock option, stock appreciation, stock purchase, phantom stock or other equity right, hospitalization, medical, dental or vision benefits, life insurance, tuition reimbursement or scholarship programs, fringe benefits, cafeteria plan benefits and any plans or agreements providing material benefits or payments to any Acquired Business Employees in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any member of the Company Group or the Acquired Business.

“Environmental Laws” means any Law relating to pollution or the protection of the environment or natural resources, and to the production, manufacturing, use, storage, release, emission, disposal, discharge, handling or transport of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any successor thereto.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means U.S. Bank, N.A., the escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit L.

“Escrow Amount” means USD $7,500,000.

“Escrow Fund” means the Escrow Amount, plus any amounts deposited by Purchaser pursuant to Section 8.7 into the escrow account contemplated by the Escrow Agreement, less any amounts disbursed from such escrow account in accordance with the terms of this Agreement and the Escrow Agreement.

“First 12 Month Claim”  means any Claim asserted by any Purchaser Indemnitee in the first twelve (12) months following the Closing Date pursuant to and in compliance with the requirements of Section 8.5 or 8.6.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Official” means, solely for purposes of Section 3.12, any officer, employee or representative of any Governmental Authority; any officer or employee of any commercial enterprise owned or controlled by any Governmental Authority, including any state-owned or state-controlled hospital or other medical facility, or of a public international organization; any Person acting in an official capacity for or on behalf of any of any Governmental Authority, instrumentality, state-owned or controlled enterprise or international organization; any political party or party official; or any candidate for political office.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court or agency, including any political subdivision or instrumentality thereof (including, for the avoidance of doubt, any notified body designated by a Member State of the EEA to carry out the assessment of conformity of medical devices with the EU Medical Devices Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended)).

“Governmental Order” means any order, writ, judgment, injunction or decree issued by any Governmental Authority of competent jurisdiction.

“Hazardous Substance” means any material or substance that is prohibited or regulated by any Environmental Law.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax.

“Indebtedness” means (i) all outstanding obligations for borrowed money, including that evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) any outstanding obligations under capital leases and purchase money obligations, (iii) any amounts owed with respect to drawn letters of credit and (iv) any outstanding guarantees of obligations of the type described in clauses (i) through (iii) above.

“Indemnitee” means any Person seeking to be indemnified pursuant to Article VIII.

“Indemnitor” means any Person from which indemnification is sought pursuant to Article VIII.

“Intellectual Property Rights” means and includes all (i) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisionals and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (ii) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (iv) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (v) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (vi) URL and domain name registrations, (vii) inventions (whether or not patentable) and improvements thereto, (viii) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (ix) other legally enforceable proprietary or intellectual property rights.

“IRS” means the Internal Revenue Service.

“Japan Retained Sub” means Levitronix KK, a Japanese kabushiki kaisha.

“knowledge of the Company” and any phrase of similar import means the actual knowledge of the following Persons:  George Hatsopoulos; Kurt Dasse; Reto Schoeb; Thomas Gempp; Farzad Parsaie; Theo Melas-Kyriazi; Jack Whiting; and Barry Gellman.

“Law” means any federal, state, local, municipal or foreign (including, for the avoidance of doubt, European Union) law, statute, constitution, ordinance, Government Order,

code, rule, directive or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Authority of competent jurisdiction.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by any Acquired Company, together with, to the extent primarily or exclusively related to the Acquired Business, the real property leased, subleased, licensed or otherwise occupied by any member of the Company Group, as tenant, together with, to the extent owned, leased, subleased, licensed or otherwise occupied by any member of the Company Group and primarily or exclusively related to the Acquired Business, all buildings and other structures, facilities or improvements currently located thereon.

“Lien” means any restriction on transfer or pledge, hypothecation, option, right of first refusal, preemptive right, mortgage, lien (including, without limitation, environmental and tax liens), charge, pledge, encumbrance, security interest, easement, encroachment, building or use restriction, covenant, condition, title defect, right of occupancy or other similar encumbrance.

“Mechanical Circulatory Support” means any product or device using pumps or related circuit components, including without limitation oxygenators, tubing, connectors, and cannulae, as well as a counter-pulsation device or other mechanically actuated assistance, that is designed, marketed or knowingly sold for use to assist, supplement, enhance or support intracorporeally, extracorporeally or paracorporeally, the heart or cardiovascular circulatory system (it being agreed and understood that only for purposes of this definition, the phrase “knowingly” shall refer to: (i) with respect to periods prior to the Closing, the knowledge of the Company, (ii) with respect to Section 6.1 following the Closing, the knowledge of the Retained Companies and (iii) with respect to Section 2.5 following the Closing, the knowledge of the Acquired Business Product Selling Persons).

“Membership Interest Assignment and Assumption Agreement” means the  Membership Interest Assignment and Assumption Agreement attached hereto as Exhibit M.

“Merger Consideration” means the aggregate of all Allocable Merger Consideration of all Remaining Members.

“Parent Accounting Principles” means the accounting policies and principles of Parent dated November 2005.

“Permit” means any approval, registration, CE marking, exemption, license, franchise, permit, consent, order or authorization with a Governmental Authority that is required by applicable Law for the operation of the Acquired Business.

“Permitted Liens” means (i) all statutory or other Liens for Taxes or assessments which are (A) not yet due and payable or (B) the validity of which are being contested in good faith by appropriate Proceedings (and for which an appropriate reserve has been established on the Balance Sheet to the extent required by GAAP); (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens and other similar Liens imposed by Law, incurred in the ordinary course of business for amounts which are not delinquent or that are being disputed in good faith; (iii) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; and (iv) all leases, subleases, licenses, concessions or service contracts relating to the right to occupy any real property to which any Person or any of its Subsidiaries is a party.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Proceeding” means any action, suit, investigation, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding) or hearing commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Change of Control” means:

(i)            the sale, transfer or disposition, in a single transaction or a series of related transactions, of all or substantially all of the business, operations or assets of Purchaser and its Subsidiaries, taken as a whole, or of the Acquired Business (other than transfers among Parent and its Subsidiaries);

(ii)           the dissolution, liquidation or winding up of Purchaser or the Acquired Business or all or substantially all of the business, operations or operating assets of Purchaser and its Subsidiaries, taken as a whole;

(iii)          the acquisition by any Person or group of Persons (within the meaning of Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934), other than Purchaser or a Subsidiary of Purchaser, of beneficial ownership of a majority or more of the voting securities of Purchaser or any material Purchaser Subsidiary; or

(iv)          the consolidation or merger of Purchaser or the Acquired Business with or into any other Person (other than Purchaser or a Subsidiary of Purchaser), as a result of which at least a majority of the beneficial or other ownership of Purchaser or the Acquired Business shall have vested in such Person or the equity holders of such Person.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule delivered by Purchaser to the Company and the Seller Representative on the date of this Agreement.

“Purchaser Indemnitees” means, following the Closing, Purchaser and its Subsidiaries.

“Registered IP” means all Acquired Business IP that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Representative” means with respect to a Person, such Person’s officers, managers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Respiratory Assist” means any product or device (excluding those used for preserving and transporting explanted organs) used for direct or indirect oxygenation of blood, that is designed, marketed or knowingly sold for use, intracorporeally, extracorporeally or paracorporeally, alone or in conjunction with a Cardiac Assist or Mechanical Circulatory Support device, to supplement or replace in whole or in part, the oxygenation or respiration function of the lungs, or to enable the removal of carbon dioxide, including by direct oxygenation of blood through artificial lungs and/or by indirect oxygenation of blood by re-oxygenation of breathable atmosphere in closed spaces (it being agreed and understood that only for purposes of this definition, the phrase “knowingly” shall refer to: (i) with respect to periods prior to the Closing, the knowledge of the Company, (ii) with respect to Section 6.1 following the Closing, the knowledge of the Retained Companies and (iii) with respect to Section 2.5 following the Closing, the knowledge of the Acquired Business Product Selling Persons).

“Retained Business” means all businesses and activities of the Company Group and their Affiliates, other than the Acquired Business.  The Retained Business includes (a) all rights relating to the shape memory polymer cannula under development by Parent and the Company Group and (b) the other assets and liabilities listed on Exhibit N attached hereto; provided, however, that only for purposes of Articles I, III and VIII of this Agreement, the Retained Business shall also include all assets and rights primarily or exclusively related to the Discontinued Business; provided further, that the foregoing proviso shall not apply to the use of the defined term Retained Business, or the use of the defined term Retained Business in any other defined term, (A) in the recitals hereof, (B) in Section 8.2(b)(iii)(B) hereof, (C) in Section 8.6 hereof and (D) with respect to the determination of any breach of covenant pursuant to Articles II, VI, VII, IX or X hereof or any Ancillary Agreement that is also subject to Article VIII hereof.

“Retained Business Assets” means (i) all assets, rights and properties of any member of the Company Group, in each case primarily or exclusively related to the Retained Business (including the leasehold and subleasehold interests in the Swiss Leased Real Property and all shares of capital stock or other equity interests in the Retained Companies) and (ii) the Company Group’s VAT receivables as of the Business Day prior to the Closing Date and all rights with respect thereto; provided that that the Retained Business Assets shall exclude the Designated Acquired Business Intellectual Property and the leasehold and subleasehold interests in the Domestic Leased Real Property.

“Retained Business IP” means all Intellectual Property Rights and Technology owned by any member of the Company Group and primarily or exclusively related to the Retained Business, but excluding the Designated Acquired Business Intellectual Property.

“Retained Business Liabilities” means (i) all obligations, Indebtedness, commitments, performance obligations under Contracts and other direct or indirect liabilities of any member of the Company Group, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP, in each case to the extent primarily or exclusively related to or arising out of the Retained Business or the Retained Business Assets (including the leasehold and subleasehold interests in the Swiss Leased Real Property), (ii) all obligations with respect to the VAT payables of the Company Group as of the Business Day prior to the Closing Date and (iii) all liabilities or obligations to the extent related to or arising out of the Discontinued Business.  The Retained Business Liabilities shall include all royalty and other payment obligations incurred by any Acquired Company after the Closing under any Contract to which any Acquired Company is a party (including the agreement set forth in Section 3.13(a)(i)(64) of the Company Disclosure Schedule) to the extent that such royalty or other payment obligation relates to the conduct of the Retained Business.

“Retained Companies” means Parent, Parent Sub, Swiss Retained Sub and Japan Retained Sub.

“Retained Employee Severance Amount” means the amount set forth on Exhibit V.

“Seller Indemnitees” means, following the Closing, Sellers, the Remaining Members and their respective Subsidiaries.

“Seller Indemnitors” means, following the Closing, Sellers (including any Remaining Member who has executed a written agreement following the date hereof to be bound, as a Seller, by the provisions of Article VIII of this Agreement), the Consenting Parent Equity Holders and Parent Sub.

“Seller Representative Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit O.

“Seller Representative Escrow Amount” means USD $300,000.

“Seller Representative Escrow Fund” means the Seller Representative Escrow Amount, less any amounts disbursed from the escrow account contemplated by the Seller Representative Escrow Agreement in accordance with the terms of this Agreement and the Seller Representative Escrow Agreement, plus any amounts deposited into such escrow account pursuant to Section 6.2(b).

“Shares” has the meaning set forth in the Company LLC Agreement.

“Specified Employees” means the persons set forth on the list attached hereto as Schedule 6.1(b).

“Standard Software” means  non-custom software, in executable or source code form, that (i) is so licensed pursuant to a nonexclusive, internal use software license, (ii) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Acquired Business Products and (iii) is generally available on standard terms for average annual payments by the Company or any of its Subsidiaries of USD $25,000 or less.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, stock or other equity interests having a majority of the ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such entity or organization.

“Surviving Company” means the Company as the surviving company of the Merger.

“Swiss Acquired Sub” means Levitronix Medical GmbH, a Swiss GmbH, and a wholly owned Subsidiary of the Company.

“Swiss Leased Real Property” means the Leased Real Property located in Zurich, Switzerland as listed in Section 3.18 (c)(3) and Section 3.18(c)(4) of the Company Disclosure Schedule.

“Swiss Retained Sub” means Levitronix GmbH, a Swiss GmbH and a wholly owned Subsidiary of Parent Sub.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means and includes designs, diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, proprietary information, protocols, schematics, design information, build instructions, tooling requirements, manufacturing processes, specifications, technical data, software code (in any form, including source code and executable or object code, binaries and library files), build scripts, test scripts, algorithms, APIs, subroutines, techniques, and user interfaces; URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections; and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Transaction Expenses” means (i) the fees and disbursements incurred prior to the Closing and payable to legal counsel, accountants or other advisors of the Company Group that are payable by any member of the Company Group in connection with the transactions contemplated by this Agreement, (ii) all other miscellaneous expenses or costs, in each case, incurred prior to the Closing by any member of the Company Group in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (but only to the extent they have not been paid by any such Person on or prior to the  Closing Date), (iii) other than as set forth in Section 7.5(g), any bonuses or severance payments to be paid in connection with or as a result of the transactions contemplated by this Agreement to any director, manager, officer or employee of any member of the Company Group as a result of arrangements in effect prior to the date hereof, including any payroll Taxes incurred by the Company Group in connection therewith and (iv) to the extent that the Tail Policy has not been purchased (and all premiums therefor paid) prior to the Closing, the cost of the Tail Policy; provided, however, that the foregoing clauses (i) and (ii) shall not include any fees, expense or disbursements incurred by Purchaser or incurred by any Acquired Company after the Closing or otherwise on behalf of Purchaser, including without limitation, the fees and expenses of Purchaser’s attorneys, accountants and other advisors.

“Transferred Employees” means those Acquired Business Employees who remain employed by an Acquired Company following the Closing or accept Purchaser’s offer of employment and commence employment with Purchaser and/or one of its Affiliates at or after the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital Escrow Fund” means USD $1,000,000, to be deposited by Purchaser into an account (separate from the Escrow Fund) as contemplated by the Escrow Agreement to be used solely to fund any amounts recoverable by Purchaser pursuant to Section 2.4.  To the extent not paid to Purchaser pursuant to Section 2.4, such amount shall be released to the Seller Representative (on behalf of the Sellers and the Remaining Members) following the written direction of the Seller Representative, no later than the third (3rd) Business Day following the determination of the Final Closing Transaction Value pursuant to Section 2.4.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Article, Section (or Schedule)
Accrued Bonus Obligations	7.5(f)
Acquired Business Contractors	3.9(a)
Acquired Business Employees	3.9(a)
Acquired Business Sales Revenue	2.5(a)
Agreement	Preamble
Allocable Merger Consideration	2.2(b)(i)
Asset and Liability Allocation Agreement	Recitals
Audit Period	2.5(g)
Available First 12 Month Basket	8.7(b)
Benefit Transition Period	7.5(c)

Claim	8.5(a)
Claim Certificate	8.5(a)
Claim Dispute Notice	8.5(b)
Closing	2.3(a)
Closing Cash	Schedule 2.1(b)
Closing Date	2.3(a)
Closing Net Working Capital	Schedule 2.1(b)
COBRA	3.9(c)
Consenting Parent Equity Holders	Preamble
Company	Preamble
Company 401(k) Plan	7.5(c)
Company LLC Agreement	2.9
Company Organizational Documents	3.1
Company Pre-Closing Certificate	2.1(b)
Competitive Business	6.1(a)
Covered Employees	7.5(c)
Current Assets	Schedule 2.1(b)
Current Liabilities	Schedule 2.1(b)
Domestic Transition Services Agreement	Recitals
Earnout Amount	2.5(a)
Earnout Payment Date	8.7(a)
Earnout Period	2.5(a)
EEA	3.12(k)
Effective Time	2.2(a)
Employment Agreements	Recitals
Environmental Permits	3.16(b)
Estimated Closing Cash	2.1(b)
Estimated Closing Transaction Value	2.1(b)
Estimated Merger Consideration	2.1(b)
Estimated Purchase Price	2.1(b)
Estimated Working Capital Adjustment	2.1(b)
Excess First 12 Month Earnout Deposits	8.7(b)
Export and Import Approvals	3.12(j)
Export and Import Laws	3.12(j)
FCPA	3.12(h)
FDA	3.12(a)
Final Closing Transaction Value	2.4(a)
Final Closing Transaction Value Schedule	2.4(a)
First 12 Month Earnout Claim Cap	8.7(b)
First 12 Month Specified Portion	8.7(b)
FMLA	3.9(c)
Foreign Plan	3.9(p)
General Indemnity Threshold	8.2(a)
Health Care Law	3.12(a)
HIPAA	3.12(a)

Historical Books and Records	7.4(a)
Holder Group	7.7
Indemnified Persons	7.3(a)
Independent Accounting Firm	2.4(b)
Initial Allocable Merger Consideration	2.2(c)
Intellectual Property Cross-License Agreements	Recitals
Leased Real Property Leases	3.18(c)
Malicious Code	3.11(m)
Material Contracts	3.13(a)
Maximum Earnout Amount	2.5(a)
Merger	Recitals
Merger Closing	2.3(a)
Net Working Capital Baseline	Schedule 2.1(b)
Non-Compete Period	6.1(a)
Other Claims	8.7(c)
Other Earnout Claim Cap	8.7(d)
Other Specified Portion	8.7(d)
Parent	Preamble
Parent Sub	Preamble
Pre-Closing Reorganization	Recitals
Pre-Closing Reorganization Documents	Recitals
Pre-Closing Tax Returns	9.2(a)
Prior Excess First 12 Month Earnout Deposit	8.7(b)
Proposed Final Closing Transaction Value	2.4(a)
Purchase Price	2.1(a)
Purchaser	Preamble
Purchaser Earnout Certificate	2.5(c)
Regulatory Permits	3.12(b)
Related Party	3.17
Remaining Member	Recitals
Remaining Parent Equity Holders	7.9
Restricted Party	6.1(a)
Retained Employees	7.5(g)
Retained Marks	7.8(a)
Safety Notices	3.12(e)
Share Sale	Recitals
Share Sale Closing	2.3(a)
Seller or Sellers	Preamble
Seller Fundamental Representations	8.1(a)
Seller Repping Party	Article IV
Seller Representative	Preamble
Seller Represented Parties	6.2(a)
Specified Accounting Principles	Schedule 2.1(b)
Swiss Sublease	Recitals
Tail Policy	7.3(b)
Third Party Claim	8.6

Transaction Value	2.1(a)
Transition Services Agreements	Recitals
Transitory Subsidiary	Preamble
Uncovered First 12 Month Claim Amount	8.7(a)
Uncovered Other Claim Amount	8.7(c)
Working Capital Adjustment	Schedule 2.1(b)

Section 1.2.            Interpretation.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Law.  As used in Article III of this Agreement, “materiality” qualifications (including “material”, “materially”, “in all material respects” and words of similar import) regarding any matter involving the Company Group or the Acquired Business shall be interpreted in the context of the materiality of such matter to the Acquired Business, taken as a whole.

ARTICLE II
PURCHASE AND SALE

Section 2.1.            Purchase and Sale; Escrow Funds.

(a)                                  Upon the terms of this Agreement, at the Closing, Purchaser shall purchase from each Seller and each Seller shall sell and transfer to Purchaser, the Shares owned by such Seller as set forth on Exhibit A for a portion of the Purchase Price.  As used in this Agreement, “Purchase Price” means (subject to Section 2.1(c)) a cash amount equal to the Transaction Value minus the Merger Consideration.  As used in this Agreement, “Transaction Value” means a cash amount equal to:

(i)                                     USD $110,000,000;

(ii)                                  plus or minus the amount of the Working Capital Adjustment;

(iii)                               plus the Closing Cash;

(iv)                              plus Purchaser’s portion of the Retained Employee Severance Amount in the amount of USD $307,417; and

(v)                                 plus any Earnout Amounts to the extent earned and paid pursuant to Section 2.5 of this Agreement.

The Transaction Value, the Purchase Price, the Merger Consideration and each Remaining Member’s Allocable Merger Consideration shall be subject to adjustment as set forth in this Agreement.

(b)                                 Prior to the Closing, the Company delivered to Purchaser and the Seller Representative a certificate signed by the Chief Financial Officer of the Company on behalf of the Company (the “Company Pre-Closing Certificate”) that sets forth in reasonable detail the Company’s estimates of:  (i) the Transaction Value (the “Estimated Closing Transaction Value”);  (ii) the Purchase Price (the “Estimated Purchase Price”); (iii) the Merger Consideration (the “Estimated Merger Consideration”); (iv) the Working Capital Adjustment (the “Estimated Working Capital Adjustment”); and (v) the Closing Cash (the “Estimated Closing Cash”), all of which were prepared in accordance with the Specified Accounting Principles set forth on Schedule 2.1(b).  A copy of the Company Pre-Closing Certificate is attached as Annex A to Schedule 2.1(b).

(c)                                  Notwithstanding anything to the contrary in this Agreement, (i) a portion of the Transaction Value equal to the amount of the Working Capital Escrow Fund, the Escrow Amount and the Seller Representative Escrow Amount shall be deposited by Purchaser into escrow in accordance with the Escrow Agreement and the Seller Representative Escrow Agreement, as applicable, to be held in escrow and distributed pursuant to the terms thereof, (ii) a portion of the Transaction Value equal to the amount of the Accrued Bonus Obligations shall not be distributed to the Sellers or the Remaining Members but shall be delivered by the Seller Representative to Parent to fund Parent’s obligations under Section 7.5(f), and (iii) a portion of the Transaction Value equal to the Retained Employee Severance Amount shall not be distributed to the Sellers or the Remaining Members but shall be delivered by the Seller Representative to Parent to fund Parent’s obligations under Section 7.5(g).  Neither any Seller nor any Remaining Member shall have any claim to any portion of the Transaction Value withheld pursuant to the foregoing clause 2.1(c)(ii) or clause 2.1(c)(iii).

Section 2.2.            Merger.

(a)                                  Upon and subject to the terms of this Agreement, immediately following the Share Sale Closing, the Transitory Subsidiary shall merge with and into the Company without any further action on the part of any of the parties or any other Person.  At such time, the Surviving Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware (such time, the “Effective Time”).  From and after the Effective Time, the separate limited liability company existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Company.  The Merger shall have the effects set forth in Section 18-209(g) of the Delaware Limited Liability Company Act.

(b)                                 Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person:

(i)                                     All Shares issued and outstanding immediately prior to the Effective Time and held by any Remaining Member shall be cancelled and converted into, and represent, the right to receive such Remaining Member’s Allocable Merger Consideration in accordance with the provisions of this Agreement.  “Allocable Merger Consideration” means, with respect to any Remaining Member, a cash amount equal to the portion of the Transaction Value to which such Remaining Member would have been entitled pursuant to Section 2.1(a) (subject to Section 2.1(c) and Section 2.9) if all Sellers and all Remaining Members had sold to Purchaser pursuant to the Share Sale all Shares held by such Persons immediately prior to the Closing, without interest and less any applicable withholding Taxes, payable at the times and in accordance with this Agreement.

(ii)                                  Each Share held by the Company, Purchaser, the Transitory Subsidiary or any Subsidiary of any of the foregoing immediately prior to the Effective Time shall be cancelled and extinguished without payment of any consideration therefor.

(iii)                               All membership interests in the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into membership interests in the Surviving Company.

(c)                                  Payment for Shares.  As soon as practicable after the Effective Time, the Seller Representative shall send a notice (in form reasonably acceptable to Purchaser) to each Remaining Member advising such Remaining Member of the effectiveness of the Merger, which notice shall be accompanied by a certified check for such Remaining Member’s Initial Allocable Merger Consideration.  “Initial Allocable Merger Consideration” means, with respect to any Remaining Member, a cash amount equal to the portion of the Transaction Value that such Remaining Member would have been entitled to receive at the Closing pursuant to Section 2.1(a) (subject to Section 2.1(c) and Section 2.9) if all Sellers and all Remaining Members had sold to Purchaser pursuant to the Share Sale all Shares held by such Persons immediately prior to the Closing, without interest and less any applicable withholding Taxes.

(d)                                 Certificate of Formation; Operating Agreement.  The Certificate of Formation of the Surviving Company immediately after the Effective Time shall be the Certificate of Formation of the Company immediately prior to the Effective Time.  The Limited Liability Company Agreement of the Surviving Company immediately after the Effective Time shall be the Limited Liability Company Agreement of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the limited liability company set forth therein shall be changed to the name of the Company.

(e)                                  No Further Rights.  From and after the Effective Time, no Shares shall be deemed to be outstanding, and holders of Shares shall cease to have any rights with respect thereto, except as provided herein or by law.

(f)                                    No Appraisal Rights.  No member of the Company shall have any rights of appraisal in connection with, or as a result of, the Merger.

(g)                                 Closing of Transfer Books.  At the Effective Time, the Share transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.  If, after the Effective Time, Shares are presented to Purchaser, the Surviving Company or the Seller Representative, they shall be cancelled and Merger Consideration shall, to the extent otherwise provided in this Agreement, be paid in respect thereof in accordance with this Section 2.2.

Section 2.3.            Closing.

(a)                                  Upon the terms set forth in this Agreement, the closing of the Share Sale contemplated hereby (the “Share Sale Closing”) shall take place remotely by electronic exchange of documents and signatures as of the date hereof (such date, the “Closing Date”).  The closing of the Merger (the “Merger Closing”) shall take place on the Closing Date immediately following the Share Sale Closing. As used herein, the “Closing” shall mean, collectively, the Share Sale Closing and the Merger Closing.  As between the parties hereto, the Closing shall be deemed to take place at 12:01 a.m. New York City time on the Closing Date.

(b)                                 At the Share Sale Closing, each Seller shall deliver to Purchaser a Membership Interest Assignment and Assumption Agreement with respect to the Shares such Seller is selling as set forth on Exhibit A.

(c)                                  At or prior to the Share Sale Closing, Purchaser shall:

(i)                                     pay the Estimated Transaction Value (less the Escrow Amount, the Working Capital Escrow Fund and the Seller Representative Escrow Amount) to the Seller Representative (on behalf of the Sellers and the Remaining Members);

(ii)                                  deposit the Escrow Amount into the escrow account contemplated by the Escrow Agreement;

(iii)                               deposit the amount of the Working Capital Escrow Fund into the escrow account contemplated by the Escrow Agreement;

(iv)                              deposit the Seller Representative Escrow Amount into the escrow account contemplated by the Seller Representative Escrow Agreement;

(v)                                 deliver, or cause to be delivered, to the Seller Representative duly executed Transition Services Agreements;

(vi)                              deliver to the Seller Representative a duly executed Escrow Agreement; and

(vii)                           deliver to the Seller Representative a duly executed Seller Representative Escrow Agreement.

(d)                                 At or prior to the Closing, the Company (or other applicable member of the Company Group) and, as applicable, the Seller Representative, shall deliver to Purchaser the following:

(i)                                     duly executed Transition Services Agreements;

(ii)                                  a duly executed Escrow Agreement;

(iii)                               a duly executed Seller Representative Escrow Agreement;

(iv)                              a duly executed Swiss Sublease;

(v)                                 third party consents listed in Section 2.3(d)(v) of the Company Disclosure Schedule;

(vi)                              as requested by Purchaser, the resignations of the Acquired Companies’ officers and boards of managers (or other similar bodies) and any committees thereof;

(vii)                           a statement pursuant to Treasury Regulations Section 1.1445-11T(d)(2)(i), issued by the Company and in form and substance reasonably satisfactory to Purchaser; and

(viii)                        a certificate of each of the Company, Parent Sub, Swiss Retained Sub and Swiss Acquired Sub, dated as of the Closing Date and signed by an executive officer or managing member (as applicable) on behalf of such party, certifying that the Pre-Closing Reorganization has been completed pursuant to the terms of the Pre-Closing Reorganization Documents.

(e)                                  At the Merger Closing, the Surviving Company shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger.

Section 2.4.            Final Closing Transaction Value.

(a)                                  Within forty-five (45) Business Days following the Closing, Purchaser shall provide the Seller Representative with a schedule (the “Final Closing Transaction Value Schedule”) of Purchaser’s calculation of the Transaction Value (the “Proposed Final Closing Transaction Value”), as well as Purchaser’s calculation of the Working Capital Adjustment and the Closing Cash, together with supporting detail therefor, such calculations to be prepared in accordance with the Specified Accounting Principles.  Within twenty (20) Business Days following receipt of the Final Closing Transaction Value Schedule (subject to reasonable extension for any period of inadequate access to the underlying records), the Seller Representative shall deliver to Purchaser and the Escrow Agent either (i) its agreement as to the calculation of the Proposed Final Closing Transaction Value (in which case the Proposed Final Closing Transaction Value shall be the final closing Transaction Value, subject only to adjustment pursuant to Section 2.5 (the “Final Closing Transaction Value”)) or (ii) its dispute thereof, specifying in reasonable detail the nature of any disputed matters.  From and after the Closing, Purchaser shall provide the Seller Representative and its Representatives with such access to the books, records and personnel of the Company as is reasonably necessary to allow the Seller Representative and its Representatives to calculate, evaluate and review Purchaser’s calculation of the Proposed Final Closing Transaction Value, including the identification of any  dispute therewith.  During the twenty (20) Business Days following Purchaser’s receipt of any dispute notice, Purchaser and the Seller Representative shall attempt to resolve such disputed matters and determine the Final Closing Transaction Value.  If, at the end of such period, Purchaser and the Seller Representative shall have reached agreement with respect to any disputed matters, the Proposed Final Closing Transaction Value shall be adjusted to take into account such agreement, and shall (subject only to further adjustment pursuant to Section 2.5) be the Final Closing Transaction Value.  If at the end of such period, Purchaser and the Seller Representative shall have failed to reach agreement with respect to any disputed matters, such matters shall be resolved according to the procedures set forth in Section 2.4(b).  If the Final Closing Transaction Value (as agreed to by the parties or determined by the Independent Accounting Firm) is greater than the Estimated Closing Transaction Value, then Purchaser shall pay to the Seller Representative (on behalf of the Sellers and the Remaining Members) an amount equal to the difference, and if the Final Closing Transaction Value (as agreed to by the parties or determined by the Independent Accounting Firm) is less than the Estimated Closing Transaction Value, then Purchaser shall be entitled to recover, first from the Working Capital Escrow Fund and thereafter from the Escrow Fund, an amount equal to the difference.  If Sellers and the Remaining Members are entitled to payments hereunder, the payments shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller Representative and shall be made no later than the third (3rd) Business Day following the determination of the Final Closing Transaction Value.

(b)                                 If Purchaser and the Seller Representative are unable to reach a resolution as to any disputed amounts within twenty (20) Business Days after the receipt by Purchaser of Seller Representative’s written notice of dispute to Purchaser’s calculation of the Proposed Final Closing Transaction Value, either Purchaser or the Seller Representative may submit the items remaining in dispute (which shall be limited to those items set forth in the Seller Representative’s written notice of dispute which have not been resolved by the parties) for resolution by the Independent Accounting Firm, which shall, within thirty (30) calendar days after such submission, determine and report to Purchaser and the Seller Representative upon such remaining disputed items.  In connection with the resolution of any such dispute by the Independent Accounting Firm, each of the Seller Representative and Purchaser shall have a reasonable opportunity to meet with the Independent Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Final Closing Transaction Value, the Working Capital Adjustment and the Closing Cash.  The determination of the Independent Accounting Firm shall (i) be in writing and furnished to Purchaser, the Seller Representative and the Escrow Agent, (ii) be made in accordance with this Agreement, (iii) with respect to any disputed item, be no greater than the higher amount, and no lower than the lower amount, calculated by the Seller Representative and Purchaser, as applicable, (iv) include a recalculation of the Proposed Final Closing Transaction Value, adjusted to take into account such determination, which recalculation shall be the Final Closing Transaction Value (subject only to further adjustment pursuant to Section 2.5) and (v) together with the recalculated Final Closing Transaction Value, be nonappealable by the Company, Purchaser, Sellers, the Remaining Members and their respective successors, absent fraud or manifest error. The fees and disbursements of the Independent Accounting Firm shall be borne by the party whose position represents the greater difference from that of the final report and calculation of the Independent Accounting Firm pursuant to the terms set forth above, provided that all costs and expenses paid or payable by the Seller Representative (including costs and expenses of the Independent Accounting Firm and its Representatives) in connection with the performance of the Seller Representative’s duties (or the exercise of Sellers’, the Remaining Members’ or the Seller Representative’s rights) under this Section 2.4 shall be paid from the Seller Representative Escrow Fund. “Independent Accounting Firm” means Ernst & Young LLP, or if circumstances create an actual conflict of interest that would impair such firm’s ability to impartially determine any issue presented to it pursuant to this Agreement or such firm is unable or willing to serve as the Independent Accounting Firm, Deloitte & Touche LLP, or if circumstances create an actual conflict of interest that would impair such firm’s ability to impartially determine any issue presented to it pursuant to this Agreement or such firm is unable or unwilling to serve as the Independent Accounting Firm, a nationally recognized registered public accounting firm selected in accordance with the rules of procedure of the American Arbitration Association.

Section 2.5.            Earnout Matters.

(a)                                  As a portion of the Transaction Value payable pursuant to Section 2.1 hereof and this Section 2.5, Purchaser shall pay to the Seller Representative, on behalf of the Sellers and any Remaining Members, cash in the amount and in respect of each period set forth below (each, as applicable, an “Earnout Period” and any applicable amount payable with respect to such Earnout Period, an “Earnout Amount”) within sixty (60) calendar days following the end of the applicable Earnout Period:

(i)                                     for the period from August 3, 2011 through December 31, 2011, the amount equal to 36.0% of the Acquired Business Sales Revenue in excess of USD $10,011,000 for such period;

(ii)                                  for the period from January 1, 2012 through December 29, 2012, the amount equal to 36.0% of the Acquired Business Sales Revenue in excess of USD $24,000,000 for such period;

(iii)                               for the period from December 30, 2012 through December 28, 2013, the amount equal to 36.0% of the Acquired Business Sales Revenue in excess of USD $24,000,000 for such period;

(iv)                              for the period from December 29, 2013 through January 3, 2015, the amount equal to 36.0% of the Acquired Business Sales Revenue in excess of USD $24,000,000 for such period; and

(v)                                 for the period from January 4, 2015 through August 2, 2015, the amount equal to 36.0% of the Acquired Business Sales Revenue in excess of USD $13,989,000 for such period;

provided, however, that in no event shall the aggregate Earnout Amounts payable pursuant to this Section 2.5(a) exceed USD $40,000,000 (the “Maximum Earnout Amount”).

For purposes of this Agreement, “Acquired Business Sales Revenue” shall mean the aggregate revenues recognized by all Acquired Business Product Selling Persons in accordance with GAAP from the sale, transfer, license or other permitted use for value of the Acquired Business Products by or on behalf of the Acquired Business Product Selling Persons during each applicable Earnout Period.  For the avoidance of doubt, Acquired Business Sales Revenue shall  include the effect of any Acquired Business Product returns or repurchases in connection with the termination of any distributor agreement or other arrangement of any Acquired Company at or following the Closing.  Solely for purposes of this Section 2.5, Acquired Business Products shall include (in addition to the products set forth in the definition of such term in Article I) any improvements, enhancements, variations or modifications, whether or not patentable, of the Acquired Business Products.

(b)                                 Following the Closing and prior to the end of all Earnout Periods, no Acquired Business Product Selling Person shall  grant any license, sublicense or similar right to any third party to develop, manufacture, use, market or sell Acquired Business Products, except (i) by an Acquired Business Product Selling Person to any third party licensee (or by any such third party licensee to its sublicensee) in a transaction in which no monetary consideration, license fees or other consideration of any nature in lieu of a monetary payment is received by such Acquired Business Product Selling Person (or, in the case of any sublicense, by the applicable sublicensor) and the purpose of which is solely to facilitate or enable the eventual sale, transfer, license or other permitted use for value of Acquired Business Products by an Acquired Business Product Selling Person, (ii) to a distributor, durable medical equipment supplier, OEM, value added reseller, or other sales channel entity licensed by an Acquired Business Product Selling Person to market and sell Acquired Business Products sold to such entity by an Acquired Business Product Selling Person, including for use by such entity for purposes of marketing and selling Acquired Business Products to customers or potential customers of such Acquired Business Products; provided that, no monetary consideration, license fees or other consideration of any nature in lieu of a monetary payment, other than, to the extent included in the Acquired Business Sales Revenue, the purchase price, rental fees, training and/or technical support fees for such Acquired Business Products, are received by any Acquired Business Product Selling Person or Affiliate of any such Person in any transaction with the applicable distributor, durable medical equipment supplier, OEM, value added reseller or other sales channel entity or Affiliate of any such Person; and (iii) for use by customers that purchase or otherwise acquire Acquired Business Products from an Acquired Business Product Selling Person or its distributors or durable medical equipment suppliers.  In the event that Purchaser or any Acquired Company sells or transfers an Acquired Business Product line the acquirer of such product line(s) shall be deemed an Acquired Business Product Selling Person with respect to such products line(s), as applicable, for all then remaining Earnout Periods; provided that no such sale or transfer may be effected unless such acquirer has agreed in writing to be bound by the provisions of this Section 2.5 (which agreement shall provide that the Sellers and the Remaining Members are third party beneficiaries thereof, including for purposes of enforcing the rights of the Sellers and the Remaining Members hereunder).

(c)                                  Purchaser shall deliver to the Seller Representative, within sixty (60) calendar days after the end of each Earnout Period, a certificate, certified by its Chief Financial Officer, setting forth in reasonable detail the computation of Acquired Business Sales Revenue for such Earnout Period (a “Purchaser Earnout Certificate”), together with supporting detail therefor, such calculation to be prepared in accordance with the principles specified in Section 2.5(a).  Each such Purchaser Earnout Certificate shall be accompanied by a report that includes (i) a list, by Acquired Business Product and by country (on an as shipped-to basis) and, if applicable, by distributor (only with respect to distribution arrangements to countries other than the United States), of aggregate sales, transfers, licenses and permitted uses for value of all Acquired Business Products (by dollar amount and by units) by each Acquired Business Product  Selling Person and (ii) a list of the discounted Acquired Business Products in the form set forth on Exhibit P.

(d)                                 Purchaser and the Seller Representative agree that they will cooperate and assist in the calculation of any Earnout Amount and in the conduct of the review referred to in this Section 2.5.  Without limitation of the foregoing, Purchaser shall make available books, records, work papers and personnel of the Acquired Business Product Selling Persons and the Acquired Business reasonably necessary to allow the Seller Representative and its accountants and advisors to calculate, and to review and evaluate Purchaser’s calculation of, each proposed Earnout Amount.

(e)                                  Following the Closing and prior to the end of all Earnout Periods, in the event of a Purchaser Change of Control followed by a material reduction in sales or marketing efforts related to the Acquired Business Products, the Maximum Earnout Amount (less any Earnout Amounts previously paid to the Seller Representative (on behalf of the Sellers and the Remaining Members) pursuant to this Section 2.5) shall be paid in full by Purchaser to the Seller Representative (on behalf of the Sellers and the Remaining Members) in cash within ten (10) Business Days following such material reduction.

(f)                                    Following the Closing and prior to the end of all Earnout Periods, Purchaser shall (and shall cause each other Acquired Business Product Selling Person to) use commercially reasonable efforts to maximize the Acquired Business Sales Revenue during each Earnout Period.  Following the Closing and prior to the final determination of all Earnout Amounts, Purchaser shall, at the reasonable request of the Seller Representative and no more than two times per fiscal year of Purchaser, meet with the Seller Representative to review and discuss the general efforts of the Acquired Business Product Selling Persons to maximize the Acquired Business Sales Revenue pursuant to this Section 2.5(f).

(g)                                 Upon the written request of the Seller Representative, Purchaser shall (and shall cause each other Acquired Business Product Selling Person to) permit the Independent Accounting Firm, with any expenses to be paid from the Seller Representative Escrow Fund, to have access, upon reasonable prior notice and during normal business hours to inspect and audit the books and records of each Acquired Business Product Selling Person for the purpose of determining the accuracy of the reports described in Section 2.5(c).  If the Independent Accounting Firm concludes that Acquired Business Sales Revenue was underreported for any Earnout Period by more than five percent (5%), Purchaser shall promptly reimburse the Seller Representative (on behalf of the Sellers and the Remaining Members) for the reasonable out-of-pocket costs of the Independent Accounting Firm’s related inspection and audit; in all other circumstances, such costs shall be paid from the Seller Representative Escrow Fund.  During the period following the Closing and prior to the final determination of all Earnout Amounts (the “Audit Period”), and thereafter as needed for any audit requested during the Audit Period pursuant to this Section 2.5(g), Purchaser shall (and shall cause the Acquired Business Product Selling Persons to) keep such complete and accurate books and records as may be necessary to calculate the Acquired Business Sales Revenue and ascertain the efforts of such Persons to maximize the Acquired Business Sales Revenue pursuant to Section 2.5(f).

(h)                                 Any portion of any Earnout Amount not paid when due shall bear interest from the due date until the date of payment thereof at the one-year LIBOR rate (as of such due date) plus 3.5%.  The Seller Representative shall be entitled to reimbursement from Purchaser of all costs and expenses incurred by or on behalf of the Seller Representative in collecting any such amounts not paid when due (together with interest thereon in accordance with the preceding sentence) on behalf of Sellers and the Remaining Members.

(i)                                     All Earnout Amounts to be paid to Sellers or the Remaining Members under this Section 2.5 shall be paid by Purchaser to the Seller Representative, on behalf of the Sellers and the Remaining Members, subject only to deduction of amounts deposited into the Escrow Fund pursuant to Section 8.7, and shall not otherwise be subject to any right of set off, clawback or recoupment.

(j)                                     All costs and expenses paid or payable by the Seller Representative (including costs and expenses of the Independent Accounting Firm and its accountants and advisors) in connection with the performance of the Seller Representative’s duties (or the exercise of Sellers’, the Remaining Members’ or the Seller Representative’s rights) under this Section 2.5 shall be paid from the Seller Representative Escrow Fund.

Section 2.6.            Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration,  value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (excluding the Pre-Closing Reorganization, the Intellectual Property Cross License Agreements and the Swiss Sublease) shall be paid one-half by Sellers, on the one hand, and one-half by Purchaser, on the other hand, and the party required by applicable Law will file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Purchaser and Sellers will, and will cause their respective Subsidiaries to, join in the execution of any such Tax Returns and other documentation.

Section 2.7.            Purchase Price Adjustments.  Any adjustment to the amounts payable pursuant to Section 2.4 or Section 2.5 shall be treated for Tax purposes as an adjustment to the Transaction Value and shall automatically result in corresponding adjustments to the Purchase Price, the Merger Consideration and each Remaining Member’s Allocable Merger Consideration (subject in each case to any applicable imputed interest provisions of Code Section 483 and 1274).

Section 2.8.            Withholding.  Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be paid by

Purchaser immediately to the applicable Tax Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.9.            Payments to Sellers and Remaining Members.  Notwithstanding anything to the contrary in this Agreement, any payments to be paid to the Sellers or the Remaining Members pursuant to this Agreement (including Section 2.1, Section 2.2, Section 2.4 and Section 2.5 or Article VIII) or any Ancillary Agreement shall be delivered to the Seller Representative, on behalf of the Sellers and the Remaining Members, by wire transfer of immediately available funds in accordance with wire transfer instructions provided by the Seller Representative, to be distributed to such Sellers and Remaining Members in accordance with the distribution priorities set forth in the Company’s Amended and Restated Limited Liability Company Agreement, dated as of August 23, 2006, as amended as of immediately prior to the Closing (the “Company LLC Agreement”), as if all of the Company’s assets (net of any liabilities) had been sold for the aggregate amount of proceeds payable under this Agreement to the Sellers and the Remaining Members and the Company were then liquidated.  Neither Purchaser nor any of its Subsidiaries shall be responsible or incur any liability for the acts or omissions of the Seller Representative (or its agents) in connection with the disbursement by the Seller Representative (or its agents) to the Sellers or the Remaining Members of any payment received by the Seller Representative for the benefit of the Sellers and the Remaining Members under this Agreement.

Section 2.10.          Allocation of Transaction Value.  The parties to this Agreement agree that, for purposes of any allocation of Transaction Value required by any Tax law with respect to the transactions contemplated herein, the amount of Transaction Value allocated to the non-competition and non-solicitation covenants contained in Section 6.1 shall not exceed USD $750,000, and the amount of Transaction Value allocated to fixed assets shall be equal to the net book value of such assets as of the Closing Date (other than the assets set forth in Section 2.10 of the Company Disclosure Schedule, to which shall be allocated no more than USD $500,000 of the Transaction Value).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Company shall deliver to Purchaser the Company Disclosure Schedule, which shall contain numbered sections corresponding to the relevant sections in this Agreement.  Any exception or qualification set forth in the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained herein shall be deemed to be an exception or qualification with respect to (i) such particular representation, warranty or covenant contained in this Agreement and (ii) any other applicable representation, warranty and covenant contained in this Agreement, but only if the applicability of such exception or qualification to such other representation, warranty or covenant would be reasonably apparent to a Person reviewing the Company Disclosure Schedule, regardless of whether an explicit reference to such other representation, warranty or covenant is made.  Nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company or any Seller contained in this Agreement.  All references to documents delivered or made available to Purchaser mean documents posted for access by Purchaser no later than 3:00 p.m., New York City time, on the Business Day prior to the date of this Agreement in the electronic data room hosted by the Company or otherwise provided to Purchaser prior to such time.  Subject to the exceptions and qualifications set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Purchaser that the following representations and warranties are true and correct:

Section 3.1.            Organization and Qualification.  Each Acquired Company is duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate, limited liability company or other comparable power and authority to own, lease and operate the properties now owned, leased and operated by it and, as applicable, to carry on the Acquired Business.  Each Acquired Company is in good standing and duly qualified to do business in each jurisdiction in which the nature of property owned or leased by it or the transactions of the Acquired Business makes such qualification necessary, except to the extent that the failure to be so qualified would not be material to the Acquired Business. Complete and accurate copies of the following have been made available to Purchaser:  (a) the certificate of formation and limited liability company operating agreement (or comparable governing documents) of each Acquired Company (collectively, the “Company Organizational Documents”), each as amended to date and currently in full force and effect, (b) the membership records or equivalent records of each Acquired Company reflecting the membership or equity holders and applicable interest percentages of each such Person and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting), if any, of the equityholders, the board of managers (or equivalent body) and any committees of the board of managers (or equivalent body) of each Acquired Company, in each case other than to the extent exclusively related to the Retained Business.  No Acquired Company is in material default or in violation of any provisions of its respective Company Organizational Documents, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Person’s equityholders, such Person’s board of managers (or equivalent body) or any committee of such Person’s board of managers (or equivalent body).

Section 3.2.            Capitalization.

(a)                                  The Shares constitute all of the outstanding membership interests in the Company.  Except for the Shares, no Person holds of record any equity, profits or other similar interest in the Company. None of the Shares have been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, the applicable Company Organizational Documents, or any Contract to which any Acquired Company is a party or by which it is bound.  There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any membership interests or other equity interests in the Company.

(b)                                 All issued and outstanding membership interests or shares of capital stock or other equity interests of each Acquired Company (other than the Company) are held of record by the Company or another Acquired Company and have been duly authorized, are validly issued, and, if applicable, fully paid and nonassessable.  None of the issued and outstanding membership interests or shares of capital stock or other equity interests of any Acquired Company (other than the Company) has been issued in violation of any purchase option, call, right of first refusal or any preemptive, subscription or similar rights under any provision of applicable Law, the Company Organizational Documents, or any Contract to which any Acquired Company is a party or by which it is bound.  There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which any Acquired Company is or may become obligated to issue, sell, purchase, return or redeem any of its membership interests or shares of capital stock or other equity interests of any Acquired Company (other than the Company).  No member of the Company or Parent has (i) any right of appraisal (by contract or otherwise) or (ii) any right of first refusal or right of first offer to purchase or sell membership interests or shares of capital stock or other equity interests of any Acquired Company, in each case, in connection with, or as a result of, the transactions contemplated by this Agreement.

(c)                                  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no corporations, partnerships, associations or other entities in which any Acquired Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same (other than in a money market, mutual fund or other short-term investment).

Section 3.3.            Authorization and Validity of Agreement.  Each Acquired Company has the requisite corporate, limited liability company or other comparable power and authority to execute and deliver this Agreement, as applicable, and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable.  Each Acquired Company has duly authorized the execution, delivery and performance of this Agreement and each applicable Ancillary Agreement to which it is a party, and no other corporate, limited liability company or other comparable proceedings on the part of such Person or any of its members, equityholders, board of managers (or equivalent body) or committee of such Person’s board of managers (or equivalent body) are necessary for such Person to authorize this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations and to consummate the transactions contemplated hereby or thereby.  This Agreement and the applicable Ancillary Agreements have been duly executed and delivered by each of the Acquired Companies party hereto or thereto and, assuming that this Agreement and any applicable Ancillary Agreement constitute a legally valid and binding obligation of the other parties hereto or thereto, constitute a legally valid and binding obligation of the Acquired Companies parties hereto or thereto, enforceable against such Person in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.4.            Consents and Approvals.  Neither the execution and delivery of this Agreement by any Acquired Company (and any Ancillary Agreements to which such Person is a party), nor the consummation of the transactions contemplated hereby and thereby, will require on the part of such Person any consent, approval, authorization or Permit of, or filing with, or notification to, any Person, except where the failure to obtain such consent, approval, authorization or Permit, or to make such filing or notification, would not, individually or in the aggregate, (a) result in the imposition of any Liens (other than Permitted Liens) or Damages to the Acquired Business or any Acquired Company, except for any such Damages, individually or  in the aggregate, that would not be reasonably expected to result in liability to the Acquired

Business or any Acquired Company in excess of $250,000, or (b) materially impact or prevent the consummation of the transactions contemplated hereby.

Section 3.5.            No Violations.  Neither the execution and delivery of this Agreement by any Acquired Company, as applicable, and any Ancillary Agreements to which such Person is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with or violate the Company Organizational Documents or any resolutions adopted by the equityholders or board of managers (or equivalent body) or committee of the board of managers (or equivalent body) of any Acquired Company, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, any Contract, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, in the aggregate, result in the imposition of any Damages (including the cost of replacing any such terminated or cancelled Contract or other obligation) or liabilities to the Acquired Business, except for any such Damages or liabilities, individually or in the aggregate, that would not be reasonably expected to result in liability to the Acquired Business in excess of $250,000, (c) conflict with or violate in any material respect any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify in any material respect, any Permit that is held by any Acquired Company, (d) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any material Acquired Business Asset or (e) assuming the consents, approvals, authorizations or Permits and filings or notifications referred to in Section 3.4 and Section 3.5 of the Company Disclosure Schedule are duly and timely obtained or made, violate in any material respect any Governmental Order or Law applicable to any Acquired Company.

Section 3.6.            Financial Statements; Undisclosed Liabilities.

(a)                                  Attached to Section 3.6(a) of the Company Disclosure Schedule is a correct copy of the Acquired Business Financials.  The Acquired Business Financials were prepared in accordance with the Parent Accounting Principles and fairly present, in all material respects, the financial condition and results of operations of the Acquired Business, as of the dates thereof or the periods then ended, in each case on the basis described therein, subject to normal year-end adjustments and the omission of footnotes.  A copy of the Parent Accounting Principles has been made available to Purchaser.  Set forth in Section 3.6(a) of the Company Disclosure Schedule are the exceptions (exclusive of monetary reconciliations) which represent the exceptions from GAAP used by the Company in the preparation of the Acquired Business Financials as derived from the audited financial statements of the Company Group.

(b)                                 Since December 31, 2010, there have been no changes in any accounting controls, policies, principles, methods or practices, including any changes with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group, except as required by GAAP.

(c)                                  No Acquired Company has any material liability or obligation of any kind (fixed or otherwise, due or to become due), other than (i) liabilities or obligations to the extent related to or arising out of the Discontinued Business or Deferred Items pursuant to the Asset and Liability Allocation Agreement, (ii) liabilities or obligations reflected, reserved against or otherwise disclosed in the Balance Sheet, (iii) liabilities or obligations incurred in the ordinary course of business substantially consistent with past practice since June 30, 2011, (iv) liabilities and obligations under Contracts disclosed in the Company Disclosure Schedule and (v) liabilities and obligations under this Agreement or the Ancillary Agreements or with respect to Transaction Expenses taken into account in the calculation of Closing Net Working Capital.

Section 3.7.            Compliance.  Except as to matters the subject of Section 3.12(h), which are treated exclusively in Section 3.12(h), each Acquired Company and, to the extent related to the Acquired Business, each other member of the Company Group is, and at all times since January 1, 2008 has been, in material compliance with all Laws applicable to the Acquired Companies, the Acquired Business and the assets and properties of the Acquired Business.  Since January 1, 2008, no member of the Company Group has received any written notice from any Governmental Authority regarding any actual or possible material violation of or material failure to comply with any applicable Law as relates to the Acquired Business.  The Acquired Companies hold all material Permits necessary for the conduct of the Acquired Business as now being conducted, each of which is listed on Section 3.7 of the Company Disclosure Schedule.  There is no suspension or cancellation of any of such material Permits pending or, to the knowledge of the Company, threatened.

Section 3.8.            Litigation.  There are no Proceedings or Governmental Authority investigations pending or, to the knowledge of the Company, threatened (a) against any Acquired Company or any of the Acquired Business Assets or, to the extent related to the Acquired Business, any other member of the Company Group (or any Person whose liability any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has retained or assumed, either contractually or by operation of Law) or (b) that challenges or otherwise seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated hereby.  No Acquired Company, no member of the Company Group (to the extent related to the Acquired Business) and no Acquired Business Assets are subject to any outstanding and unsatisfied Governmental Order specifically naming a member of the Company Group.

Section 3.9.            Employee Benefit Matters.

(a)                                  Section 3.9(a)(i) of the Company Disclosure Schedule accurately lists all current employees of the members of the Company Group engaged primarily in the Acquired Business (“Acquired Business Employees”) as of the date of this Agreement.  The Company has made available to Purchaser, for each such employee, as of the date of this Agreement, his or her: (i) job position, (ii) classification as full-time, part-time or seasonal, (iii) classification as exempt or non-exempt under applicable state or federal overtime regulations, (iv) hourly rate of compensation or base salary (as applicable), (v) total 2010 compensation and expected 2011 compensation, (vi) target incentive compensation for 2011 (commission and/or bonus, as applicable), if any, (vii) any other compensation or allowance, (viii) vacation accrual rate, (ix) accrued but unused vacation, (x) hours of work per week (for non-exempt and part-time employees), (xi) visa type (if any), (xii) commencement date of employment with the Company or its Affiliates, as applicable and (xiii) employing entity.  Section 3.9(a)(ii) of the Company

Disclosure Schedule accurately lists all independent contractors primarily providing services to the Acquired Business as of the date of this Agreement (“Acquired Business Contractors”).  The Company has made available to Purchaser, for each such independent contractor, his, her or its: (w) terms of compensation; (x) total 2010 compensation and expected 2011 compensation (including all payments or benefits of any type) received to date; (y) commencement date with the applicable member of the Company Group, and (z) contracting entity.

(b)                                 Each member of the Company Group, as applicable, has correctly classified the Acquired Business Employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other applicable Law.  To the knowledge of the Company, all Acquired Business Employees are legally permitted to be employed by the applicable member of the Company Group in the jurisdiction in which such employee is employed in their current job capacities.  All Acquired Business Contractors that have not been classified by the applicable member of the Company Group as employees have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable Law.  No member of the Company Group has any employment or consulting Contracts currently in effect with any Acquired Business Employee or any Acquired Business Contractor that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(c)                                  With respect to the Acquired Business Employees, the members of the Company Group, to the extent applicable (i) are, and since January 1, 2008 have been, in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, including the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the requirements of the Family and Medical Leave Act of 1993, as amended (“FMLA”), the requirements of HIPAA and any similar provisions of state Law; (ii) have withheld and reported all amounts required by applicable Law or by Contract to be withheld and reported with respect to compensation, wages, salaries and other payments; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any applicable Law; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations (other than routine payments to be made in the ordinary course of business).  There are no pending or, to the knowledge of the Company, threatened claims or legal proceedings against any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group under any worker’s compensation policy or long-term disability policy.

(d)                                 No member of the Company Group is now, or has ever been, subject to a union organizing effort with respect to the Acquired Business Employees.  No member of the Company Group is subject to any collective bargaining agreement with respect to any of the Acquired Business Employees, subject to any other Contract with any trade or labor union, employees’ association or similar organization, and subject to any current labor disputes.  To the knowledge of the Company, (i) no Acquired Business Employee or Acquired Business Contractor intends to terminate his or her employment or service with the applicable member of the Company Group and (ii) no such Acquired Business Employee or Acquired Business Contractor has received an offer to join a business that may be competitive with the Acquired Business.

(e)                                  No member of the Company Group has, since January 1, 2008, been a party to any action, or received written notice of any threatened action, in which such member was, or is, alleged to have materially violated any Contract or applicable Law with respect to the Acquired Business Employees relating to employment, including, but not limited to, equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage laws, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

(f)                                    In the past two (2) years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other applicable Law in respect of any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group, nor has any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(g)                                 To the knowledge of the Company, no Acquired Business Employee or Acquired Business Contractor is in violation of (i) any term of any employment or consulting Contract with any member of the Company Group or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by or to render services to any member of the Company Group or to use trade secrets or proprietary information of others.  To the knowledge of the Company, the employment of the Acquired Business Employees and engagement of the Acquired Business Contractors does not subject any member of the Company Group to any liability to any third party, except for any such liability that constitutes a Retained Business Liability.

(h)                                 Section 3.9(h) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of each Employee Benefit Plan.  None of the Acquired Companies nor, to the extent related to the Acquired Business, any other member of the Company Group has committed to establish or enter into any new plan or arrangement that, if in effect as of the date of this Agreement, would be an Employee Benefit Plan, or to modify any Employee Benefit Plan (except to conform any such Employee Benefit Plan to the requirements of any applicable Law).

(i)                                     The Company has made available to Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Employee Benefit Plan, including all amendments thereto and all related trust documents; (ii) if the Employee Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Employee Benefit Plan assets; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all material written Contracts relating to each Employee Benefit Plan, including administrative service agreements and group insurance contracts; (v) all written materials provided to any participant in an Employee Benefit Plan relating to the Employee Benefit Plan or relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events, in each such case that would result in any material liability to any Acquired Company; (vi) all non-routine correspondence to or from any Governmental Authority relating to any Employee Benefit Plan; (vii) all COBRA forms and related notices; (viii) all insurance policies in the possession of the Company Group pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Benefit Plan; (ix) all discrimination tests required under the Code for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; and (x) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code.

(j)                                     Each Employee Benefit Plan has been established and maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Law that is applicable to such Employee Benefit Plan, including ERISA and the Code.  The members of the Company Group have performed in all material respects all obligations required to be performed by them under each Employee Benefit Plan and are not in default or violation in any material respect of, and to the knowledge of the Company there are no defaults or violations in any material respect by any other party to, the terms of any Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, as to its qualified status under the Code, and nothing has occurred since the date of such letter that is reasonably likely to adversely affect such favorable determination.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.  There is no Proceeding pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits), against any Employee Benefit Plan or against the assets of any Employee Benefit Plan.  Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, the Company or any ERISA Affiliate (other than ordinary administration expenses and the payment of accrued benefits thereunder).  There is no Proceeding pending or, to the knowledge of the Company, threatened by the IRS, U.S. Department of Labor, or any other Governmental Authority with respect to any Employee Benefit Plan.  No member of the Company Group has, since January 1, 2008, incurred any penalty or tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(k)                                  No member of the Company Group or any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) pension plan subject to Title IV of ERISA; (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA; or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code with respect to which, for purposes of clauses (i) through (v), any Acquired Company has or would reasonably be expected to have any material liability.  No member of the Company Group has ever maintained, established, sponsored, participated in or contributed to any Employee Benefit Plan subject to Title I of ERISA in which equity interests of any of any member of the Company Group or any of their Affiliates is or was held as a plan asset.

(l)                                     All contributions due from any member of the Company Group with respect to any of the Employee Benefit Plans have been made or, where required by GAAP, have been accrued on the Acquired Business Financials, and no further contributions shall be due or shall have accrued thereunder as of the Closing (other than contributions accrued in the ordinary course of business, after June 30, 2011 as a result of the operations of the Company Group after June 30, 2011).  All contributions due from any member of the Company Group with respect to any Employee Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement or any similar provisions of any other applicable Law have been timely made.  All claims as of the Closing made under any self-insured Employee Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (whether or not subject to ERISA) that are due and payable have been paid.

(m)                               No Acquired Company nor, to the extent related to the Acquired Business, any other member of the Company Group has had, since January 1, 2008,  any material liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(n)                                 There has been no amendment to, written interpretation or announcement (whether or not written) by any member of the Company Group relating to, or change in employee participation or coverage under, any Employee Benefit Plan that would increase materially the expense of maintaining such Employee Benefit Plan above the level of the expense incurred in respect thereof during the calendar year 2010 (other than increased insurance premiums or as a result of increased employment, promotions, and increases in compensation).

(o)                                 No member of the Company Group is a party to any Employee Benefit Plan: (i) with any Acquired Business Employee or Acquired Business Contractor (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company Group in the nature of any transactions contemplated by this Agreement or any Ancillary Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such employee (including, without limitation, death or medical benefits, whether or not insured) regardless of the reason for such termination of employment other than as required by COBRA (or similar state Laws); or (ii) the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of any transactions contemplated by this Agreement, or any event subsequent to the Closing, or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement, if liability with respect to these events would be borne after the Closing by the Purchaser or any Acquired Company.  No member of the Company Group has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (x) for which the Company has established a reserve for such amount on the Acquired Business Financials, (y) pursuant to Contracts entered into after June 30, 2011 and disclosed on Section 3.9(o) of the Company Disclosure Schedule, and (z) that constitute Retained Business Liabilities.

(p)                                              Each material compensation and benefit plan, policy or arrangement maintained or contributed to by any member of the Company Group for the benefit of any Acquired Business Employee or Acquired Business Contractor under applicable Law of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Section 3.9(p) of the Company Disclosure Schedule.  As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii) all material contributions to, and material payments from, such Foreign Plan that have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the applicable Law of the jurisdiction in which such Foreign Plan is maintained, have been timely made, (iii) the members of the Company Group have materially complied with all applicable reporting and notice requirements with respect to each such Foreign Plan, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan the required determinations, if any, that such Foreign Plan is in compliance in all material respects with the applicable Law of the relevant jurisdiction if such determinations are required to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all material respects at all times since January 1, 2008 in accordance with its terms and applicable Law, (v) to the knowledge of the Company, there are no pending investigations by any Governmental Authority involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to such Foreign Plan and (vii) except as required by applicable Law, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company financial statements and any normal and reasonable expenses typically incurred in a termination event).  No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company, where required by applicable financial standards.

Section 3.10.          Taxes.

(a)                                  The Company is and always has been treated as a partnership or entity the separate existence of which has been disregarded for U.S. federal and state income tax purposes.  Each other Acquired Company is and always has been treated as a entity disregarded as separate from its owner (within the meaning of Treas. Reg. § 301.7701-3) for U.S. federal income and state tax purposes.

(b)                                 Swiss Acquired Sub was formed solely for the purposes of carrying out the transactions contemplated by this Agreement and by the Ancillary Agreements. Since the date of its formation and prior to the transfer of assets contemplated by the Asset and Liability Allocation Agreement, Swiss Acquired Sub has conducted no business and has incurred no liabilities (other than liabilities under the Ancillary Agreements). As of the date of this Agreement, the Company has delivered or made available to Purchaser a copy of the duly authorized and timely filed IRS Form 8832 Entity Election Classification for Swiss Acquired Sub.  Swiss Acquired Sub has no liability for any Taxes of Swiss Retained Sub.

(c)                                  Each Acquired Company and, to the extent related to the Acquired Business, each other member of the Company Group has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to such Person, and all such Tax Returns are true, complete and accurate in all material respects. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where an Acquired Company does not file a Tax Return that such Acquired Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(d)                                 All Income Taxes, and all other material Taxes, due and owing by an Acquired Company (whether or not shown on any Tax Returns) have been timely paid.

(e)                                  No Acquired Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

(f)                                    Each Acquired Company and, to the extent related to the Acquired Business, each other member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any of such Person’s employees, independent contractors, creditors or stockholders. The purchase of Shares contemplated herein and the Merger are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Law.

(g)                                 No material deficiencies for Taxes with respect to an Acquired Company has been claimed, proposed or assessed by any Tax Authority in writing with respect to any taxable period for which the assessment or imposition of Tax is not barred by any applicable statute of limitations.  There are no pending audits, assessments or other actions by a Tax Authority for or relating to any liability in respect of Taxes of an Acquired Company.  No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver agreement is still in effect, nor has any request been made in writing for any such extension or waiver.

(h)                                 The Company has delivered or made available to Purchaser complete and accurate copies of all material federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessors of such Acquired Company) and, to the extent related to the Acquired Business, each other member of the Company Group for all taxable years remaining open under the applicable statute of limitations and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Acquired Companies (or any predecessors thereof) or, to the extent related to the Acquired Business, any other member of the Company Group since December 31, 2006.  No power of attorney is currently in effect with respect to any Taxes of an Acquired Company.

(i)                                     There are no Liens for Taxes upon any property or asset of an Acquired Company or the Acquired Business (other than Permitted Liens).

(j)                                     No Acquired Company is, nor has an Acquired Company ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(k)                                  No Acquired Company has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. No Acquired Company has participated in any Tax amnesty program.

(l)                                     Each Acquired Company is in compliance with all transfer pricing laws and have timely prepared all documentation required by relevant transfer pricing laws.

(m)                               Each nonqualified deferred compensation plan within the meaning of Section 409A of the Code, if any, has been operated and documented in material compliance with Section 409A, and the applicable Treasury Regulations and IRS guidance thereunder.

(n)                                 No Acquired Company has assets that constitute United States real property interests (as defined in Section 897(c) of the Code) that would require amounts to be withheld pursuant to Section 1445 of the Code upon a sale of the Shares or the Merger.

(o)                                 To the knowledge of the Company, no Acquired Company has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(p)                                 Exhibit Q includes complete and accurate copies of (i) the Tax ruling from the Zurich cantonal tax administration covering the demerger of Swiss Acquired Sub from Swiss Retained Sub, (ii) the Tax ruling from the Swiss Federal Tax Administration covering the demerger of Swiss Acquired Sub from Swiss Retained Sub and (iii) Form 764 from the Federal Tax Administration with all the annexes that have been filed with the Federal Tax Administration for this asset transfer.

Section 3.11.          Intellectual Property.

(a)                                  Section 3.11(a) of the Company Disclosure Schedule accurately identifies and describes each Acquired Business Product material to the Acquired Business.  Other than the Acquired Business Products listed on Exhibit J and Exhibit J-1 attached hereto, there are no other products in existence or development that are designed for use, manufactured, or sold by the Company Group for the Acquired Business and that are material to the Acquired Business.  Each member of the Company Group has taken commercially reasonable steps to preserve and maintain reasonably complete notes and records relating to the design, development, manufacture and repair of the Acquired Business Products.

(b)                                 Section 3.11(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP, (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of

Registered IP and the nature of such ownership interest and (iv) all unregistered trademarks included in the Acquired Business IP; provided that, only for purposes of this Section 3.11(b), Acquired Business IP shall include all patents and patent applications owned in whole or part by any member of the Company Group that are primarily or exclusively related to the Acquired Business (as defined without any proviso set forth in such definition) or that are included in the Designated Acquired Business Intellectual Property.

(c)                                  Section 3.11(c) of the Company Disclosure Schedule accurately identifies all Acquired Business IP Contracts.

(d)                                 Section 3.11(d) of the Company Disclosure Schedule accurately identifies all Contracts pursuant to which any material registered Intellectual Property Rights or material Technology is licensed to any Acquired Company primarily or exclusively related to the Acquired Business (other than Standard Software).  No Person who has licensed Technology or Intellectual Property Rights to any Acquired Company that is used in or held for use in the Acquired Business has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights, except pursuant to the terms of the Contracts disclosed in Section 3.11(d) of the Disclosure Schedule.  No member of the Company Group has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Acquired Business IP.

(e)                                  Each Person who was or is an employee, officer, director or contractor of any member of the Company Group, and who is or was involved in the creation or development of any Acquired Business IP has signed a customary agreement containing an assignment to a member of the Company Group of all the Intellectual Property Rights in such Person’s contribution to any Acquired Business IP, the form of which has been made available to the Purchaser.

(f)                                    The Acquired Companies exclusively own, free and clear of any Liens,  all right, title, and interest to the Acquired Business IP (other than in respect of licenses granted to third parties pursuant to the Contracts listed in Section 3.11(d) of the Company Disclosure Schedule).  No current or former shareholder, officer, director, or employee of any member of the Company Group has any claim, right (whether or not currently exercisable), or ownership interest in any Acquired Business IP, except as contemplated by the Intellectual Property Cross-License Agreement.  To the knowledge of the Company, solely to the extent related to the Acquired Business, no employee of the Company Group is (i) bound by or otherwise subject to any contract restricting him from performing his duties with respect to the Acquired Business or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of the Company Group.

(g)                                 Section 3.11(g) of the Company Disclosure Schedule contains a complete and accurate list of all Acquired Business IP Contracts pursuant to which any member of the Company Group is obligated to pay royalties, license fees, milestone payments, sales commissions, and other similar payments to third parties (other than sales commissions paid to employees) for the use of any Acquired Business IP (other than Standard Software), or for the use of any Retained Business IP licensed under the Intellectual Property Cross License Agreement.

(h)                                 To the knowledge of the Company, any issued patent included in the Registered IP is valid and enforceable.  The members of the Company Group have complied with all legal requirements, and have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Law.  No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2008 has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Acquired Business IP is being, or has been contested or challenged.  No application for Registered IP filed by or on behalf of any member of the Company Group at any time since January 1, 2008 has been abandoned or allowed to lapse.  To the knowledge of the Company, no member of the Company Group has engaged in conduct that would constitute patent or copyright misuse or any conduct that would constitute fraud or inequitable conduct in connection with any Registered IP.  To the knowledge of the Company, the members of the Company Group and its patent counsel have complied with their duty of candor and disclosure and have not made any material misrepresentations in the filings submitted to the applicable Governmental Authority with respect to all patents included in the Registered IP.  To the knowledge of the Company, no trademark (whether registered or unregistered) or trade name included in the Acquired Business IP owned, used, or applied for by any member of the Company Group conflicts or interferes with any trademark owned, used, and applied for by any other Person.  To the knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned by any member of the Company Group and included in the Acquired Business IP.

(i)                                     Other than as described in Section 3.11(i) to the Company Disclosure Schedule, to the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Acquired Business IP.  Section 3.11(i) of the Company Disclosure Schedule accurately identifies (and the Company has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any member of the Company Group regarding any actual or alleged infringement or misappropriation of any Acquired Business IP.

(j)                                     Except as provided in this Agreement and the Ancillary Agreements, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement or the Ancillary Agreements will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Acquired Business IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.11(c) or 3.11(d) of the Company Disclosure Schedule, (iii) the release, disclosure, or delivery of any Acquired Business IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Acquired Business IP.

(k)                                  To the knowledge of the Company, the Acquired Companies own or otherwise have valid rights to use all Technology and Intellectual Property Rights that are used in or necessary for the conduct of the Acquired Business as currently conducted and that are material to the Acquired Business.  The Acquired Companies own or otherwise have valid rights to use all of the Acquired Business IP.

(l)                                     To the knowledge of the Company, the Acquired Business Products and the conduct of the Acquired Business as currently conducted do not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person.  No infringement, misappropriation, or similar claim or Proceeding related to the Acquired Business, the Acquired Business Products or the Acquired Business IP is pending against any member of the Company Group, or to the knowledge of the Company, threatened against any Person who may be entitled to be indemnified or reimbursed by any member of the Company Group with respect to such claim or Proceeding.  No member of the Company Group has received any written notice or other written communication relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person used in the Acquired Business.

(m)                               Other than as set forth in Section 3.11(m) of the Company Disclosure Schedule, no Acquired Business Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”), in each case of the foregoing clauses (i) and (ii) that was intentionally introduced or incorporated into the Acquired Business Product by an employee of a member of the Company Group or an individual subcontractor working for a member of the Company Group, or, to the knowledge of the Company, that was introduced or incorporated into the Acquired Business Products (x) unintentionally by an employee of a member of the Company Group or an individual subcontractor working for a member of the Company Group or (y) as part of third party software code in-licensed by a member of the Company Group.  Each member of the Company Group implements reasonable standard measures designed to prevent the introduction of Malicious Code from outside sources through breaches in information technology security into Acquired Business Products, including firewall protections and regular virus scans.

(n)                                 No source code, bills of material, design information or manufacturing recipes for any Acquired Business Product has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company Group or other Person subject to an obligation of confidentiality to a member of the Company Group, except for disclosures in the ordinary course of business.  No member of the Company Group is a party to or bound by any Contract obligating it to deliver, license, or make available the source code, bills of material, design information or manufacturing recipes for any Acquired Business Product to any escrow agent or other Person.

(o)                                 No Acquired Business Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) would require, or would condition the use or distribution of such Acquired Business Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Acquired Business Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Acquired Business Products or portions thereof or (ii) would otherwise impose any limitation, restriction, or condition on the right or ability of the Company Group to use, distribute or charge for any Acquired Business Product.  For purposes hereof, the foregoing warranty is made as to the knowledge of the Company as to any third party software in-licensed by a member of the Company Group that is incorporated into or provided with an Acquired Business Product.

(p)                                 No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used to develop or create, any Acquired Business IP under any Contract to which any member of the Company Group is a party.

(q)                                 No member of the Company Group is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Acquired Business IP.

(r)                                    The Company has made available to Purchaser, or Section 3.11(s) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all product warranty claims received and logged by any member of the Company Group regarding any Acquired Business Product since January 1, 2008.

(s)                                  To the knowledge of the Company, there have been no unauthorized intrusions or breaches of security with respect to the information technology systems used for the Acquired Business.

Section 3.12.          Regulatory Matters.

(a)                                  The Company Group is conducting, and at all times since January 1, 2008 has been conducting, the Acquired Business in material compliance with all healthcare Laws applicable to the Acquired Business or by which any Acquired Business Product is bound or affected, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 321 et seq.), Patient Protection and Affordable Care Act of 2010 (Pub L. No. 111-148), as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (Pub L. No. 111-152), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. §§ 1395nn), any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information, Technology for Economic and Clinical

Health Act of 2009 (collectively, “HIPAA”), the exclusion laws (42 U.S.C. 1320a-7), and any comparable state or local Laws which regulate kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services (each, a “Health Care Law”).  No member of the Company Group has since January 1, 2008 received any written notification, correspondence or any other written communication from any Governmental Authority, including the United States Food and Drug Administration (“FDA”), the Centers for Medicare and Medicaid Services, or the Department of Health and Human Services Office of Inspector General, alleging potential or actual material non-compliance by, or liability of, any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group under any Health Care Laws.

(b)                                 Each Acquired Company or one of their respective distributors holds the Regulatory Permits material to the Acquired Business as currently conducted, and all material Regulatory Permits are in full force and effect.  Each Acquired Company is operating in material compliance with the Regulatory Permits and has fulfilled and performed all of their respective material obligations with respect to the Regulatory Permits, and, to the knowledge of the Company, no material violation of any Regulatory Permit or Health Care Law has occurred which would be reasonably likely to result in the revocation or termination thereof or result in any other material impairment of the rights of the holder of any Regulatory Permit.  Since January 1, 2008, no member of the Company Group has received written notice from the FDA or other Governmental Authority of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action by the FDA or such other Governmental Authority, or applicable foreign regulatory agency alleging that any operation or activity of the Acquired Business is in material violation of any Regulatory Permit or Health Care Law.  “Regulatory Permits” means such Permits of the FDA and equivalent foreign Governmental Authorities as are required for the conduct of the Acquired Business as currently conducted.

(c)                                  All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit from the FDA or other Governmental Authority relating to the Company, the Acquired Business and the Acquired Business Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required material updates, changes, correction, supplements, amendments or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(d)                                 Since January 1, 2008, no member of the Company Group has had any Acquired Business Product or manufacturing site (whether Company Group-owned or, to the knowledge of the Company, that of a contract manufacturer) for Acquired Business Products subject to a Governmental Authority (including the FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or orders to make material changes to the Acquired Business Products, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Acquired Business and alleging or asserting material noncompliance with any applicable Law, Regulatory Permit or such requests or orders of a Governmental Authority.

(e)                                  Section 3.12(e) of the Company Disclosure Schedule sets forth a list of all recalls, field notifications, field corrections, field safety corrective actions, field safety notices, market withdrawals or replacements, safety alerts or other notices of action relating to an alleged material lack of safety, efficacy, or regulatory compliance of the Acquired Business Products (“Safety Notices”) issued by any member of the Company Group or, to the knowledge of the Company, any Governmental Authority since January 1, 2008.  To the knowledge of the Company, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Acquired Business Products, (ii) a material change in labeling of any of the Acquired Business Products or (iii) a termination or suspension of marketing of any of the Acquired Business Products.

(f)                                    The clinical, pre-clinical and other studies and tests related to the Acquired Business and conducted by or on behalf of or sponsored by any member of the Company Group or in which any member of the Company Group or the Acquired Business Products or product candidates have participated, were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812.  Since January 1, 2008, no investigational device exemption filed by or on behalf of any member of the Company Group to the extent related to the Acquired Business with the FDA has been terminated or suspended by the FDA because of safety concerns or material noncompliance with applicable Laws, and neither the FDA nor any applicable foreign regulatory agency has commenced or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any currently ongoing clinical investigation being conducted by or on behalf of any member of the Company Group and related to the Acquired Business or any currently pending investigational device exemption filing filed by or on behalf of any member of the Company Group and related to the Acquired Business.

(g)                                 As of the date hereof, no member of the Company Group is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Acquired Business or the Acquired Business Products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  No member of the Company Group nor, to the knowledge of the Company, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct related to the Acquired Business that would result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar Law.  As of the date hereof, no claims, actions, proceedings or investigations related to the Acquired Business that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against any member of the Company Group, or, to the knowledge of the Company, pending or threatened against any of their respective Representatives.

(h)                                 Each Acquired Company and, to the extent related to the Acquired Business, each other member of the Company Group is, and at all times since January 1, 2008, has been in material compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and all anticorruption Laws, including any Law dealing with offering or giving anything of value to a Government Official, applicable to the Acquired Business and the assets and properties of the Acquired Business.  Since January 1, 2008, no Acquired Company (or, to the extent related to the Acquired Business, any other member of the Company Group) nor, to the knowledge of the Company, any Representative or other Person acting on behalf of any Acquired Company (or, to the extent related to the Acquired Business, any other member of the Company Group) (including distributors on behalf of the Company Group) has, directly or indirectly, given, paid, offered, promised, or authorized the giving or paying of anything of value to any Government Official, corruptly, for the purpose, in whole or in part, of:  (i) influencing any act or decision of such Government Official; (ii) inducing such Government Official to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence any act or decision of a Governmental Authority or state-owned enterprise, in order to obtain or retain business, or direct business to, any Person, or has otherwise made or used any corporate funds to make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case (i), (ii), (iii) or (iv) in violation of any applicable anticorruption Law anywhere in the world, including but not limited to the FCPA.  Since January 1, 2006, no member of the Company Group has disclosed any actual or alleged violation of the FCPA or any applicable anticorruption Law to any Government Authority or received any written notice from any Government Authority regarding any actual or alleged violation of or failure to comply with the FCPA or any applicable anticorruption Law as relates to the Acquired Business.  All information that the Company has made available to Purchaser in response to Purchaser’s diligence inquiries with respect to FCPA matters is, to the knowledge of the Company, true, complete and accurate.

(i)                                     No Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group, is a party to any corporate integrity agreements, consent decrees, settlement orders, or similar agreements imposed by any Governmental Authority.

(j)                                     In respect of the Acquired Business, the Acquired Business IP and any of the Acquired Business Products, the Company Group and, to the knowledge of the Company, any Representative or other Person associated with or acting on behalf of the Company Group (including distributors), have since January 1, 2008 complied in all material respects with all applicable export and import controls and trade and economic sanctions Laws (“Export and Import Laws”), including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control Laws, including those administered by the U.S. Department of the Treasury.  Without limiting the foregoing, since January 1, 2008, (i) the Company Group and, to the knowledge of the Company, any Representative or other Person acting on behalf of the Company Group (including distributors), have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the Acquired Business (“Export and Import Approvals”); (ii) none of the Acquired Business IP or Acquired Business Products are classified on the U.S. Export Administration Regulations Commerce Control List or the U.S. International Traffic in Arms Regulations U.S. Munitions List; (iii) all

information that the Company has made available to Purchaser in response to Purchaser’s diligence inquiries is, to the knowledge of the Company, true, complete and accurate; (iv) no Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group nor, to the knowledge of the Company, any customer of the Acquired Business, any end-user nor any Representative or other Person associated with or acting on behalf of any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group (including distributors) is currently listed as a prohibited party under sanctions regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the Bureau of Industry and Security of the U.S. Commerce Department; (v) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any Governmental Authority against any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group with respect to Export and Import Approvals and/or compliance with Export and Import Laws; (vi) no member of the Company Group has transferred any U.S.-origin Acquired Business IP or Acquired Business Products or components in violation of U.S. Law; and (vii) the Acquired Companies and, to the extent related to the Acquired Business, the other members of the Company Group and, to the knowledge of the Company, any Representative or other Person acting on behalf of the Acquired Companies or, to the extent related to the Acquired Business, the other members of the Company Group (including distributors) do not have any current business dealings, business relationships, or contractual agreements or commitments relating to sales, services, or other activities involving persons or entities located in Iran, Sudan, Libya, Cuba, North Korea, Burma/Myanmar or Syria, other than as noted in Section 3.12(j) of the Company Disclosure Schedule.

(k)                                  Each of the Acquired Companies and, to the extent related to the Acquired Business, each other member of the Company Group is, and at all times since January 1, 2008 has been, in material compliance with all European Economic Area (“EEA”) Laws applicable to the Acquired Business or by which any Acquired Business Product manufactured, investigated, tested, evaluated, marketed, or promoted in the territory of the EEA is bound or affected, including, without limitation, (i) the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) and any EEA Member State Laws implementing the provisions of these directives; (ii) all applicable EEA Member State Laws governing performance evaluations, testing, and clinical trials with medical devices; (iii) the EU Data Protection Directive (Directive 95/46/EC) and any EEA Member State Laws implementing the provisions of this directive or governing the protection, storage, use and disclosure of personal data; (iv) the Misleading and Comparative Advertising Directive (2006/114/EC) and any EEA Member State Laws implementing the provisions of this directive; and (v) the Unfair Commercial Practices Directive (2005/29/EC) and any EEA Member State Laws implementing the provisions of this directive, as well as any other EEA Member State Laws governing the advertising and promotion of medical devices.

Section 3.13.          Material Contracts.

(a)                                  Section 3.13(a) of the Company Disclosure Schedule sets forth a complete list of all the Material Contracts to which any member of the Company Group is a party that are in effect on the date of this Agreement (other than the Material Contracts listed in Sections 3.11(c) and (d) of the Company Disclosure Schedule, which are incorporated therein by reference).  As used herein, “Material Contracts” means all of the following, to the extent related to the Acquired Business:

(i)                                     any Contract (A) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (1) annual payments by the Company Group of USD $100,000 or more or (2) aggregate payments by the Company Group of USD $500,000 or more or (B) that imposes payment obligations on the Company Group that amount to (1) USD $100,000 or more annually or (2) USD $500,000 or more in the aggregate;

(ii)                                  any material sales, distribution or other similar Contract providing for the sale by the Company Group of Acquired Business Products or associated services;

(iii)                               any notes, debentures, other evidences of Indebtedness, guarantees, loans, credit or financing agreements or instruments, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing;

(iv)                              any Contracts providing for any indemnity or surety obligation of any member of the Company Group, other than customary commercial Contracts or leases with landlords, vendors and other third parties;

(v)                                 any acquisition, partnership, joint venture or other similar Contracts currently in effect or entered into by a member of the Company Group since January 1, 2008 (including all Contracts otherwise providing for the sharing of revenues, profits, losses, costs or liabilities);

(vi)                              any Contracts providing for the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party, in each case involving any payment by or to the Company Group;

(vii)                           any Contracts providing for the acquisition, issuance or transfer of any membership interests, capital stock or other equity securities of any Acquired Company;

(viii)                        any Contracts containing covenants limiting, in any material respect, the freedom of any member of the Company Group to conduct the Acquired Business in any geographic area or territory;

(ix)                                any Contracts containing noncompetition covenants adversely affecting the ability of any member of the Company Group to compete in the Acquired Business in any jurisdiction;

(x)                                   all leases or agreements under which any member of the Company Group is the lessor of or permits any third party to hold or operate any material personal property owned or controlled by any member of the Company Group and that is not terminable by a member of the Company Group on less than ninety (90) days’ notice without payment of any material penalty by any member of the Company Group;

(xi)                                the Contracts listed in Sections 3.11(c) and (d) of the Company Disclosure Schedule;

(xii)                             (A) any Contract for the employment of any Acquired Business Employee or any Acquired Business Contractor that is not immediately terminable by the Company Group without cost or other liability, including any Contract requiring any payment to any Acquired Business Employee or Acquired Business Contractor in connection with any transaction contemplated by this Agreement or any Ancillary Agreement (other than Contracts required by applicable non-U.S. law) and (B) all Contracts providing for loans to any Acquired Business Employee or Acquired Business Contractor; in each case under clause (A) or (B) if USD $100,000 or more would reasonably be expected to be paid under such Contract in any fiscal year of a member of the Company Group; and

(xiii)                          any Contract with any labor union, works counsel, employee representative or any collective bargaining agreement with respect to the Acquired Business Employees or Acquired Business Contractors.

(b)                                 The Company has made available to Purchaser complete and accurate copies of all written Material Contracts (together with all amendments thereto) and complete written summaries of the material terms of all other Material Contracts, in each case as in effect on the date of this Agreement.

(c)                                  No member of the Company Group party to any Material Contract, nor, to the knowledge of the Company, any other party thereto, is in material breach thereof or material default thereunder, or has given written notice of material breach or material default to any other party thereunder.

(d)                                 No member of the Company Group has waived any material right under any Material Contract, other than waivers of material rights that, individually or in the aggregate, have not been and would not be material to the Acquired Business.

(e)                                  Each Material Contract constitutes a valid and binding obligation of the member of the Company Group party thereto, as the case may be, and, to the knowledge of the Company, each respective counterparty thereto, and each Material Contract is in full force and effect on such member of the Company Group and, to the knowledge of the Company, each respective counterparty thereto, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity.

(f)                                    No Restricted Party has granted to any third party under any Contract that will be retained by any of the Restricted Parties after the Closing any license to use any Intellectual Property Right of any such Restricted Party to manufacture, market, license or knowingly sell any product in the Competitive Business field.

Section 3.14.          Brokers and Finders.  In connection with the transactions contemplated hereby, no broker, finder or investment bank has acted directly or indirectly for any Seller, any Remaining Member or any member of the Company Group and no such party has incurred or will incur any obligation to pay any brokerage, finder’s or other fee or commission to any Person.

Section 3.15.          Absence of Certain Changes.  Except as exclusively related to the Retained Business, as specifically set forth in or contemplated by the documentation related to the Pre-Closing Reorganization (to the extent such documentation has been disclosed to Purchaser) or as otherwise contemplated by this Agreement, between December 31, 2010 and the date hereof:

(a)                                  the Acquired Business has been conducted only in the ordinary course substantially consistent with past practice;

(b)                                 there has not been an Acquired Business Material Adverse Effect;

(c)                                  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any member of the Company Group material to the Acquired Business (whether or not covered by insurance);

(d)                                 no Acquired Company has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its membership interests, shares of capital stock, or other securities and has not repurchased, redeemed or otherwise reacquired any of its membership interests, shares of capital stock or other securities;

(e)                                  no Acquired Company has sold, issued or authorized the issuance of (i) any membership interest, capital stock or other security, (ii) any option or right to acquire any membership interest, capital stock or any other security or (iii) any instrument convertible into or exchangeable for any membership interest, capital stock or other security;

(f)                                    no Acquired Company has accelerated or released any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any membership interest, capital stock or other security, or accelerated or released any right to repurchase its membership interest or capital stock upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(g)                                 there has not been (i) any employment, deferred compensation, severance or similar agreement entered into or amended with any Acquired Business Employee; (ii) any increase in the compensation payable, or to become payable, to any Acquired Business Employee or Acquired Business Contractor; (iii) any payment of or provision for any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Acquired Business Employee or Acquired Business Contractor; or (iv) any increase in the coverage or benefits available under any benefit plan, payment or arrangement made to, for or with Acquired Business Employees or Acquired Business Contractors, other than increases, payments or provisions which are in normal amounts and are made in the ordinary course of business substantially consistent with past practice, or which are made pursuant to an Employee Benefit Plan or other contractual obligation or are required by applicable Law;

(h)                                 there has been no hiring or termination of the management, supervisory or other key personnel of the Acquired Business, any termination of employment of a material number of Acquired Business Employees or any labor dispute or claim of unfair labor practices;

(i)                                     there has been no amendment to any Company Organizational Documents, and no Acquired Company has effected or been a party to any merger, consolidation, tender offer, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(j)                                     no Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has (i) lent money to any Person (other than pursuant to routine advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any Indebtedness;

(k)                                  no member of the Company Group has changed in any material respect any of its methods of accounting or accounting practices that relate to the Acquired Business except as required by applicable Law or GAAP;

(l)                                     no Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has made any Tax election, other than any Tax election made in the ordinary course of business or any Tax election which would not have a material adverse effect on the Purchaser or an Acquired Business Material Adverse Effect for any taxable period or portion thereof beginning after the Closing Date;

(m)                               there has not occurred any (i) sale, lease, or other transfer of, or creation or incurrence of any Lien (other than Permitted Liens) on, any assets, securities, properties, interests or businesses of any member of the Company Group primarily or exclusively related and material to the Acquired Business, other than sales of Acquired Business Products in the ordinary course of business substantially consistent with past practice or (ii) sale, disposition, transfer, lapse, abandonment, or license to any Person of any rights to any Technology or any Intellectual Property Rights primarily or exclusively related and material to the Acquired Business, other than on a non-exclusive basis in the ordinary course of business;

(n)                                 no Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has commenced any Proceeding involving claims for damages in excess of USD $75,000 or settled any Proceeding where the terms of the settlement included payments of more than USD $75,000 by any member of the Company Group or the imposition of injunctive or similar equitable relief; and

(o)                                 no Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has agreed or committed to take any of the actions referred to in clauses (d) through (n) above.

Section 3.16.          Environmental Matters.

(a)                                  The Acquired Companies and, to the extent related to the Acquired Business, the other members of the Company Group are, and at all times since January 1, 2008 have been, in material compliance with all applicable Environmental Laws.

(b)                                 The Acquired Companies have obtained all Permits required by applicable Environmental Laws for the conduct of, and material to, the Acquired Business as presently conducted (collectively referred to as “Environmental Permits”) and are in material compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are in full force and effect and not subject to any pending or, to the knowledge of the Company, threatened Proceeding that would reasonably be expected to result in the termination, rescission or material modification of any such Environmental Permit.

(c)                                  There are no Proceedings or Governmental Authority investigations pending or, to the knowledge of the Company, threatened alleging that any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has responsibility or liability with regard to (i) any violation of Environmental Law,  (ii) the presence, release or threatened release, generation, transportation, or disposal of any Hazardous Substances or (iii) injury or damage to any Person, property, or natural resource as a result of exposure to or the presence, release, threatened release, or discharge of any Hazardous Substances, and no Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group is subject to any outstanding Governmental Order with respect to any of the foregoing.

(d)                                 There have been no releases of Hazardous Substances by any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group, or to the knowledge of the Company, any other Person (i) at, on or under any property now owned or leased by any Acquired Company or, to the extent related to the Acquired Business, by any other member of the Company Group, or (ii) at, on or under any other location at which any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group has disposed of or arranged for the treatment, storage or disposal of any Hazardous Substances, which, in either case, are required by applicable Environmental Laws to be remediated by any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group, except for any such remediation obligations that would not be reasonably expected to result in liability to the Acquired Business in excess of $250,000.  No Hazardous Substances are, or have been, used, stored, generated or released by any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group from any such property except in material compliance with Environmental Laws and in a manner and quantity reasonably necessary for the conduct of their business.

(e)                                  No member of the Company Group has incorporated any Hazardous Substance or parts containing any Hazardous Substance in any of Acquired Business Products.

(f)                                    The Company has made available to Purchaser all environmental audits, reports, and assessments concerning the Acquired Companies, the Acquired Business and the Leased Real Property that are in the possession, custody or control of any member of the Company Group.

Section 3.17.          Related Transactions.  Except pursuant to this Agreement or the Ancillary Agreements, (a) no Related Party has, and no Related Party had since January 1, 2008, any direct or indirect material interest in any Acquired Business Asset; (b) no Related Party is, or has since January 1, 2008 been, indebted to any Acquired Company for any borrowed money; (c) no Related Party has entered into, or had since January 1, 2008, any direct or indirect financial interest in, any Material Contract or any material transaction or business dealing involving any Acquired Company or the Acquired Business; and (d) no Related Party has any claim or right against any Acquired Company or, to the extent related to the Acquired Business, any other member of the Company Group (other than (x) rights to receive compensation and benefits for services performed as an employee of the Company Group and (y) rights as a member or other equity holder of Parent or any member of the Company Group).  Each of the following shall be deemed to be a “Related Party”:  (i) Parent, (ii) each member of the Company Group other than the Acquired Companies, (iii) each individual who is an officer, manager or director of any member of the Company Group; (iv) each member of the immediate family of each of the individuals referred to in clauses (ii) and (iii) above who share the same primary residence; and (v) any trust or other entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses (ii), (iii) and (iv) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a controlling voting, proprietary or equity interest.

Section 3.18.          Real Property.

(a)                                  No Acquired Company owns any real property and no other member of the Company Group owns any real property used in the Acquired Business.

(b)                                 Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all Leased Real Property.

(c)                                  All Leased Real Property is leased or subleased by a member of the Company Group pursuant to the leases or subleases listed in Section 3.18(c) of the Company Disclosure Schedule (the “Leased Real Property Leases”). The Leased Real Property Leases are in full force and effect against the member of the Company Group that is the tenant thereunder, and, to the knowledge of the Company, against each other party thereto, and are unmodified.  The applicable member of the Company Group has valid and subsisting leasehold or subleasehold interests (as the case may be) in the Leased Real Property, free and clear of Liens except for Permitted Liens.  No member of the Company Group (i) is in default under any Leased Real Property Lease or (ii) has received written notice of any such breach or default thereunder, or cancellation or termination thereof. There are no conditions, events or circumstances which with notice or lapse of time, or both, would constitute a breach or default by any member of the Company Group under any of the Leased Real Property Leases. The Company has made available to Purchaser a true and correct copy of each of the Leased Real Property Leases.

Section 3.19.          Title; Sufficiency of Assets.

(a)                                  The Acquired Companies own, are in possession of, and have good and valid title to, or in the case of leased or licensed property and assets, valid leasehold interests in or licenses to, all property and assets (whether real, personal tangible or intangible but excluding Intellectual Property Rights) reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold, transferred or abandoned in the ordinary course of business substantially consistent with past practice), in each case that are material to the Acquired Business, in each case free and clear of all Liens other than Permitted Liens.

(b)                                 The Acquired Business Assets, the Intellectual Property Rights and Technology licensed to Purchaser pursuant to the Intellectual Property Cross-License Agreement and the Transition Services Agreement and the other services and rights provided to Purchaser pursuant to the Transition Services Agreement and other Ancillary Agreements will be, immediately following the Closing, when used with a workforce comparable to the workforce employed by the Company Group on the date of this Agreement in connection with the Acquired Business, sufficient for the operation of the Acquired Business in all material respects as conducted by the Company Group on the date hereof without giving effect to (i) any changes in the conduct of the Acquired Business by, or caused by, Purchaser or its Affiliates or (ii) any effect on the Acquired Business arising from or relating to Purchaser’s or its Affiliates’ business, assets, Contracts or other obligations; it being understood that the term(s) of the licenses to be granted under the Intellectual Property Cross-License Agreement and the term(s) of the services to be provided under the Transition Services Agreement are limited to the extent specified therein (including as to duration).

Section 3.20.          Insurance.  Section 3.20 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Business and identifies any material unresolved claims made thereunder, and the Company made available to Purchaser complete and accurate copies of the insurance policies identified on Section 3.20 of the Company Disclosure Schedule. Each of such insurance policies is in full force and effect, and the Company Group has paid all premiums due thereunder. Since January 1, 2008, no member of the Company Group has received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy, (b) refusal of any coverage or rejection of any claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy.

Section 3.21.          Customers; Suppliers; Distributors.  Section 3.21 of the Company Disclosure Schedule sets forth a list of (a) the top ten (10) customers or distributors, by consolidated revenue, of the Acquired Business during the fiscal year ended December 31, 2010 (and setting forth the amount of revenues accounted for by such customer or distributor during each such period) and (b) each supplier that is the sole supplier with respect to any component, part or service material to the Acquired Business.  To the knowledge of the Company, no such customer or distributor intends to terminate or materially adversely change its relationship with the Acquired Company.

Section 3.22.          Products.  To the knowledge of the Company, no Acquired Business Product (a) contains any defect in design, materials or workmanship that materially and adversely affects the intended use, functionality or performance of such Acquired Business Product when properly used in accordance with the specific specifications therefor or (b) fails to comply with any material applicable warranty or other material contractual commitment relating to the performance of such Acquired Business Product.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND PARENT SUB

Each of the Sellers and Parent Sub (each a “Seller Repping Party”) hereby severally, and not jointly, represents and warrants to Purchaser that the following representations and warranties are true and correct:

Section 4.1.            Organization and Qualification.  To the extent such Seller Repping Party is not an individual, such Seller Repping Party is duly incorporated or organized, validly existing and in good standing under the applicable Laws of the jurisdiction of its incorporation or organization.

Section 4.2.            Authorization and Validity of Agreement.  Such Seller Repping Party has the requisite corporate, limited liability company or other comparable power and authority to execute and deliver this Agreement, as applicable, and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable. Such Seller Repping Party has duly authorized the execution, delivery and performance of this Agreement, and each Ancillary Agreement to which it is a party, and no other corporate,  limited liability company or other comparable proceedings on the part of such Seller Repping Party are necessary for such Seller Repping Party to authorize this Agreement or each Ancillary Agreement to which it is a party, to perform its obligations or to consummate the transactions contemplated hereby or thereby. This Agreement and each applicable Ancillary Agreement has been duly executed and delivered by such Seller Repping Party and, assuming that this Agreement and any applicable Ancillary Agreement constitute a legally valid and binding obligation of the other parties hereto or thereto, constitute a legally valid and binding obligation of such Seller Repping Party, enforceable against such Seller Repping Party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.3.            Consents and Approvals.  Neither the execution and delivery of this Agreement by such Seller Repping Party (and any Ancillary Agreement to which it is a party), nor the consummation by such Seller Repping Party of the transactions contemplated hereby or thereby, will require on the part of such Seller Repping Party any consent, approval, authorization or Permit of, or filing with, or notification to, any Governmental Authority, except where the failure to obtain such consent, approval, authorization or Permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

Section 4.4.            No Violations.  Neither the execution and delivery of this Agreement by such Seller Repping Party, as applicable, or any Ancillary Agreement to which it is a party, nor the consummation by such Seller Repping Party of the transactions contemplated hereby or thereby, will (a) conflict with or violate the certificate of incorporation or bylaws (or comparable governing documents) of such Seller Repping Party, (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or result in the imposition of any Lien on any assets or property of such Seller Repping Party pursuant to, any Contract to which such Seller Repping Party is a party or by which such Seller Repping Party or any of its assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Lien) as to which requisite waivers or consents have been obtained or which would not prevent the consummation of the transactions contemplated hereby or (c) assuming the consents, approvals, authorizations or Permits and filings or notifications referred to in Section 4.3 and Section 4.4 of the Company Disclosure Schedule are duly and timely obtained or made, violate any Governmental Order or Law applicable to such Seller Repping Party or any of its Shares, except for such conflicts, violations, breaches or defaults which would not prevent the consummation of the transactions contemplated hereby.

Section 4.5.            Title.  If such Seller Repping Party is a Seller, (a) such Seller Repping Party has good and valid title to, and is the beneficial and record owner of, the Shares described on Exhibit A, free and clear of Liens and, at the Closing, will transfer to Purchaser good and valid title to the Shares to be conveyed by such Seller Repping Party pursuant to Section 2.1(a), free and clear of Liens and (b) there are no options, warrants, rights, convertible securities or other agreements or commitments (written or oral) obligating such Seller Repping Party with respect to the Shares owned by such Seller Repping Party to transfer or sell, or cause the issuance, transfer or sale of, any such Shares.

Section 4.6.            Brokers and Finders.  In connection with the transactions contemplated hereby, such Seller Repping Party has not incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person which would constitute an Acquired Business Liability or for which Purchaser or any Acquired Company may otherwise be liable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE
TRANSITORY SUBSIDIARY

Except as set forth on the Purchaser Disclosure Schedule, each of Purchaser and the Transitory Subsidiary hereby represents and warrants to Sellers and the Remaining Members that the following representations and warranties are true and correct:

Section 5.1.            Organization and Qualification.  Each of Purchaser and the Transitory Subsidiary is duly incorporated or organized, validly existing and in good standing under the applicable Law of the jurisdiction of its incorporation or organization, has the requisite corporate or limited liability company power and authority to own, lease and operate its properties now owned, leased and operated by it and to carry on its business.  Each of Purchaser and the Transitory Subsidiary is in good standing and duly qualified to do business in each jurisdiction in which the nature of property owned or leased by it or the transactions of its business makes such qualification necessary, except where the failure to be so qualified would not prevent the consummation of the transactions contemplated hereby or Purchaser’s or the Transitory Subsidiary’s performance of its obligations hereunder.

Section 5.2.            Authorization and Validity of Agreement.  Each of Purchaser and the Transitory Subsidiary has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, as applicable.  Each of Purchaser and the Transitory

Subsidiary has duly authorized the execution, delivery and performance of this Agreement by it, and each Ancillary Agreement to which it is a party, and no other corporate or limited liability company proceedings on the part of Purchaser or the Transitory Subsidiary or any of its board of directors, stockholders, managers or members or committee of such Person’s board of directors or managers are necessary for such Person to authorize this Agreement or each Ancillary Agreement to which it is a party, to perform its obligations or to consummate the transactions contemplated hereby or thereby.  This Agreement and each applicable Ancillary Agreement has been duly executed and delivered by each of Purchaser and the Transitory Subsidiary and, assuming that this Agreement and any applicable Ancillary Agreement constitute a legally valid and binding obligation of each of the parties hereto and thereto (other than Purchaser and the Transitory Subsidiary), constitute a legally valid and binding obligation of each of Purchaser and the Transitory Subsidiary, enforceable against each such Person in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 5.3.            Consents and Approvals.  Neither the execution and delivery of this Agreement by Purchaser or the Transitory Subsidiary, or any Ancillary Agreement to which either of them is a party, nor the consummation by Purchaser or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will require on the part of the Purchaser or the Transitory Subsidiary any consent, approval, authorization or permit of, or filing with or notification to, any Person, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent the consummation of the transactions contemplated hereby.

Section 5.4.            No Violations.  Neither the execution and delivery of this Agreement by Purchaser or the Transitory Subsidiary (and any Ancillary Agreements to which Purchaser or the Transitory Subsidiary is a party), nor the consummation of the transactions contemplated hereby and thereby will (a) conflict with or violate the certificate of incorporation or by-laws of Purchaser or the certificate of formation or the limited liability company agreement of the Transitory Subsidiary, each as amended or restated, or any resolutions adopted by the stockholders or board of directors or committee of the board of directors of Purchaser or by the members or managers of the Transitory Subsidiary (or any committee thereof), (b) result in a violation or breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of, any Contract material to Purchaser or the Transitory Subsidiary, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements or the performance by Purchaser or the Transitory Subsidiary of its obligations hereunder or thereunder, (c) conflict with or violate in any material respect any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify in any material respect, any permit, license or franchise that is held by Purchaser or the Transitory Subsidiary, except for any such conflict violation, revocation, withdrawal, suspension, cancellation, termination or modification that would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements or the performance by

Purchaser or the Transitory Subsidiary of their respective obligations hereunder or thereunder, (d) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any asset owned by Purchaser or the Transitory Subsidiary, except for any Lien that would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements or the performance by Purchaser or the Transitory Subsidiary of their respective obligations hereunder or thereunder, or (e) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.3 and Section 5.4 of the Purchaser Disclosure Schedule are duly and timely obtained or made, violate in any material respect any Governmental Order or Law applicable to the Purchaser or the Transitory Subsidiary or their respective Subsidiaries.

Section 5.5.            Litigation and Governmental Orders.  There are no Proceedings pending against Purchaser or the Transitory Subsidiary that, individually or in the aggregate, would have a material adverse effect on the ability of Purchaser or the Transitory Subsidiary to perform their respective obligations under this Agreement or the Ancillary Agreements or consummate the transactions contemplated by this Agreement or the Ancillary Agreements.  Neither Purchaser nor the Transitory Subsidiary is subject to any Governmental Order that would prevent Purchaser or the Transitory Subsidiary from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.

Section 5.6.            Funding and Capitalization.  Purchaser has sufficient funds to enable it to perform its obligations under this Agreement and any applicable Ancillary Agreement and pay all related amounts, fees and expenses for which Purchaser will be responsible hereunder or thereunder, including the Purchase Price, the Merger Consideration and the Maximum Earnout Amount.

Section 5.7.            Brokers and Finders.  In connection with the transactions contemplated hereby, neither Purchaser nor the Transitory Subsidiary has incurred any obligation to pay any brokerage, finder’s or other fee or commission to any Person for which Sellers, any Remaining Member, Parent Sub or any Consenting Parent Equity Holder or Remaining Parent Equity Holder may be liable.

Section 5.8.            Investment Intent.  Purchaser is acquiring the Shares for investment for its own account and not with a view to the distribution of any part thereof in violation of federal or state securities laws and with no present intention of distributing any part thereof.  Purchaser acknowledges that the Shares have not been registered under U.S. federal or any applicable state securities Laws or the Laws of any other jurisdiction and cannot be resold without registration under such Laws or an exemption therefrom.  Purchaser further acknowledges that it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Shares, and that it can bear the economic risk of an investment in the Shares.

Section 5.9.            Operations of the Transitory Subsidiary.  The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE VI
COVENANTS OF SELLERS, THE PARENT SUB AND THE COMPANY

Section 6.1.            Non-Competition; Non-Solicitation.

(a)                                  For a period of five (5) years from the Closing Date (the “Non-Compete Period”), no Restricted Party shall (and each of Parent and Parent Sub shall cause its respective direct and indirect Subsidiaries not to) (i) develop beyond the stage of “bench testing” (i.e., pre-animal testing), manufacture, license, market or knowingly sell (or authorize or license any third party to license, market or sell) products anywhere in the world for uses that compete with the Acquired Business in the fields of Cardiac Assist, Mechanical Circulatory Support and Respiratory Assist or (ii) manufacture, license, market or knowingly sell (or authorize or license any third party to license, market or sell) products for use in a clinical setting, anywhere in the world, that are substantially similar in function (in terms of flow rate, volume, and medical application) and in appearance (in terms of the size and dimensions of the pump, trade dress, external design and aesthetics of the disposable and non-disposable components of the pump, the diameter of the rotor or similar major characteristics or major design elements) to the CentriMag®, PediVas®, UltraMag® or the Respiratory Assist products made or in active development by any member of the Company Group as of the Closing, which active development products are listed in Section 6.1(a) of the Company Disclosure Schedule (collectively, the “Competitive Business”); provided, however, that this Section 6.1(a) shall not prohibit, or be interpreted as prohibiting, (A) any manufacturing in the absence of knowingly selling in violation of this Section 6.1(a) (subject to the restriction set forth in the following sentence), (B) any Restricted Party from making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not exceed an acquisition in the aggregate of 5% of the issued and outstanding shares of any such Competitive Business or (C) Kurt Dasse from serving as a member of the Board of Directors of GeNO LLC;.  Without limiting the foregoing, during the Non-Compete Period, the Restricted Parties shall not grant in any manufacturing agreement or license agreement entered into following the date hereof any license to use any Intellectual Property Right of such Restricted Party to manufacture, market, license or knowingly sell any product in the Competitive Business field.  For purposes of this Agreement, “Restricted Party” means Parent, Parent Sub and each direct or indirect Subsidiary of Parent and Parent Sub.  For purposes of this Section 6.1 (including as it relates to Article VIII), neither Parent Sub nor any of its Subsidiaries shall be treated as a Subsidiary of Parent.

(b)                                 For a period of two (2) years from the Closing Date, no Restricted Party shall solicit or otherwise attempt to induce any Specified Employees to terminate his or her employment or relationship, as applicable, with Purchaser or its Subsidiaries, to work with any Restricted Party; provided, however, that this Section 6.1(b) shall not (i) prohibit general solicitations of or advertisement for employment by any Restricted Party or its Affiliates if they are not specifically directed at any Specified Employee, (ii) prevent any Restricted Party from interviewing or hiring any Specified Employee who responds to such general solicitation of or advertisement for employment or (iii) prohibit the solicitation, following the termination event of any Specified Employee terminated by Purchaser or its Subsidiaries following the Closing.

(c)                                  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.1 is invalid or unenforceable, then the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d)                                 If any Restricted Party breaches any of its covenants, duties or obligations set forth in this Section 6.1, Purchaser would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by it as a result of such breach and would not be reasonably or adequately compensated in damages in any action at law.  In addition to any other remedy Purchaser may have at law, in equity, by statute or otherwise, if any Restricted Party breaches this Section 6.1, then Purchaser will be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any Governmental Authority of competent jurisdiction to enforce any of their rights under this Section 6.1 or otherwise to prevent violation of this Section 6.1, without the necessity of proving the amount of any actual damage resulting therefrom.  No remedy conferred by any of the specific provisions of this Section 6.1 is intended to be exclusive of any other remedy that is otherwise available at law, in equity, by statute, by this Agreement or otherwise.

(e)                                  Nothing in the Intellectual Property Cross-License Agreements shall be construed to limit the parties’ rights and obligations with respect to this Section 6.1.  For the avoidance of doubt, and without limiting the foregoing, no Restricted Party may grant to any third party rights in the Company Field of Use or the Swiss Acquired Sub Field of Use to Improvements, whether such Improvements are to the Parent Sub Intellectual Property, the Swiss Retained Sub Intellectual Property, the Cannula Intellectual Property, the Company Intellectual Property or the Swiss Acquired Sub Intellectual Property, in each case until the expiration of the non-competition period set forth in this Section 6.1.  Capitalized terms used in this Section 6.1(e) and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Intellectual Property Cross-License Agreements.

Section 6.2.            Seller Representative.

(a)                                  Each Seller and each of the Parent Sub and the Consenting Parent Equity Holders (the “Seller Represented Parties”), irrevocably constitutes and appoints, upon the date of this Agreement, Parent (and by execution of this Agreement as Seller Representative, Parent hereby accepts such appointment) as the true, exclusive and lawful agent and attorney-in-fact of the Seller Represented Parties to act in the name, place and stead of the Seller Represented Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms and provisions of this Agreement and the Ancillary Agreements, and to act on behalf of the Seller Represented Parties in any Proceeding affecting any Seller Represented Parties, to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including the power:

(i)                                     to act for the Seller Represented Parties with regard to matters pertaining to Article II, Article VIII and Article IX (as well as this Section 6.2);

(ii)                                  to act for the Seller Represented Parties with regard to matters pertaining to indemnification referred to in this Agreement and the Escrow Agreement, including the power to compromise any indemnity claim on behalf of such Persons and to transact matters of litigation or other Proceedings;

(iii)                               to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(iv)                              to execute and deliver all amendments and waivers to this Agreement and the Ancillary Agreements that the Seller Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(v)                                 to receive funds for the payment of expenses of the Seller Represented Parties and apply such funds in payment for such expenses;

(vi)                              to do or refrain from doing any further act or deed on behalf of the Seller Represented Parties that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Ancillary Agreements as fully and completely as such Persons could do if personally present; and

(vii)                           to receive service of process in connection with any claims under this Agreement.

The power of attorney granted in this Section 6.2(a) is coupled with an interest and is irrevocable, may be delegated by the Seller Representative and shall survive the dissolution, liquidation, death or incapacity of each Seller Represented Party.  Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time (including in the event of the death, disability or other incapacity of a Seller Representative who is an individual), and any such successor shall succeed the Seller Representative as Seller Representative hereunder.  No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his or its services.

(b)                                 The Seller Representative shall not be liable to any Person for any act of the Seller Representative taken in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Person as a proximate result of the gross negligence or bad faith of the Seller Representative.  The Seller Representative shall not be liable for, and may seek indemnification from the Seller Represented Parties for, any liability, loss, damage, penalty, fine, cost or expense incurred by the Seller Representative while acting in good faith and in the exercise of its reasonable judgment and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence or bad faith of the Seller Representative; provided that the Seller Representative first shall seek recovery of any such liability, loss, damage, penalty, fine, cost or expense from the Seller Representative Escrow Fund.

(c)                                  From and after the Closing, Purchaser shall (and shall cause the Acquired Companies to) provide the Seller Representative with reasonable access to information about the Acquired Companies and the Acquired Business and the reasonable assistance of the officers and employees of Purchaser and the Acquired Companies for purposes of performing its duties and exercising its rights and the rights of the Seller Represented Parties under this Agreement, provided, that the Seller Representative shall treat confidentially any nonpublic information about the Purchaser, the Acquired Companies or the Acquired Business (except to the extent reasonably necessary for the Seller Representative to perform its duties or exercise its rights or the rights of the Seller Represented Parties under this Agreement).

(d)                                 From and after the Closing, a decision, act, consent or instruction of the Seller Representative shall constitute a decision of all Seller Represented Parties and shall be final, binding and conclusive upon each Seller Represented Party, and the Escrow Agent and Purchaser may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller Represented Party.  Purchaser is hereby relieved from any liability to any Person for any acts done by Purchaser in accordance with any such decision, act, consent or instruction of the Seller Representative.

(e)                                  Notwithstanding anything to the contrary in this Agreement, at the time of any distribution to any Seller Represented Party or any Remaining Member from the Escrow Fund or the Escrow Agreement to any Seller Represented Party or the payment of any Earnout Amount to any Seller Represented Party, the Seller Representative shall have the right to cause a portion of such distribution or payment deposited into the Seller Representative Escrow Fund, provided that the balance of the Seller Representative Escrow Fund shall at no time exceed USD $300,000.

(f)                                    Without limitation of any other provision of this Section 6.2, the Seller Representative shall have full power and authority to act for the Sellers and the Remaining Members pursuant to the Escrow Agreement and the Seller Representative Escrow Agreement, including without limitation in connection with the delivery of instructions to the Escrow Agent as to the disbursement of all or any portion of the Working Capital Escrow Fund, the Escrow Fund and the Seller Representative Escrow Fund.  The Seller Representative shall not be liable to any other Person in connection with the delivery of any such instructions in good faith.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.1.            Further Assurances.  Each of the parties hereto shall execute and deliver such documents and other papers, and take such other action, as may be required or reasonably requested to carry out the provisions of this Agreement and make effective the transactions contemplated hereby and thereby.

Section 7.2.            Public Announcements; Confidentiality.

(a)                                  Following the Closing, the parties agree that they will not disclose the terms and conditions of this Agreement without the prior written consent of Purchaser, in the case of Sellers or the Parent Sub, or the Seller Representative, in the case of Purchaser or the Acquired Companies, unless required by Governmental Order, applicable Law, any applicable stock exchange rule or regulation or to the extent required to enforce any rights under this Agreement.  In addition, following the Closing, except as required (in the disclosing party’s reasonable good faith determination following consultation with legal counsel) by applicable Law and applicable stock exchange rules and requirements or required for the consummation of the transactions contemplated by this Agreement, (i) Sellers, the Seller Representative and the Parent Sub shall not, and shall direct their Representatives to not, make any public statement or disclose to any Person (other than its Representatives) any nonpublic information concerning any Acquired Company or the Acquired Business and (ii) Purchaser shall not, and shall direct its Representatives to not, make any public statement or disclose to any Person (other than its Representatives) any nonpublic information concerning any Seller, any Retained Company or the Retained Business.

(b)                                 Notwithstanding anything to the contrary contained herein, the confidentiality of the information exchanged between the parties following the Closing pursuant to the Intellectual Property Cross-License Agreement and that Transition Services Agreement shall be governed by the respective confidentiality provisions set forth therein.

Section 7.3.            Insurance; Indemnity.

(a)                                  For a period of six (6) years following the Closing Date, Purchaser shall not, and shall not permit any Acquired Company to, amend, repeal or otherwise modify any provision in any Company Organizational Document relating to the exculpation or indemnification of any manager, officer or director of any Acquired Company (the “Indemnified Persons”), it being the intent of the parties hereto that the Indemnified Persons shall continue to be entitled to such exculpation and indemnification to the full extent of applicable Law.

(b)                                 For a period of six (6) years following the Closing, Purchaser shall maintain, or shall cause each Acquired Company for itself to maintain, in effect directors’ and officers’ liability insurance policies covering those persons who are currently covered by the Acquired Companies’ managers’, directors’ and officers’ liability insurance policies (copies of which have heretofore been made available to Purchaser by the Company) with coverage in amount and scope at least as favorable as the Acquired Companies’ existing coverage; provided, however, that this Section 7.3(b) shall be deemed to have been satisfied if Parent or Parent Sub, on behalf of the Acquired Companies shall have purchased and paid in full all premiums with respect to managers’, directors’ and officers’ liability tail insurance covering the Indemnified Persons who are presently covered by the Acquired Companies’ managers’, directors’ and officers’ liability insurance policies with respect to matters or circumstances occurring at or prior to the Closing Date, on coverage terms that are equivalent to the coverage terms of such current insurance policies in effect for the Acquired Companies on the date of this Agreement (such policy, the “Tail Policy”).

(c)                                  The provisions of this Section 7.3 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.3 applies without the consent of such Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.3 applies shall be third-party beneficiaries of this Section 7.3 and shall be entitled to enforce the covenants contained herein), and shall be in addition to any other rights an Indemnified Person may have under the Company Organizational Documents, under the Law of the State of Delaware or otherwise.  In the event any Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case to the extent necessary, proper provision shall be made so that the successors and assigns of such Acquired Company assume the obligations set forth in this Section 7.3.

Section 7.4.            Preservation of Historical Books and Records.  For a period of ten (10) years from the Closing Date:

(a)                                  Purchaser shall not dispose of or destroy any of the material Books and Records of the Company and/or the Acquired Business for periods prior to the Closing (the “Historical Books and Records”) without first offering to turn over possession thereof to Sellers by written notice from Purchaser to the Seller Representative at least thirty (30) calendar days prior to the proposed date of such disposition or destruction.  The Seller Representative will have twenty (20) calendar days after receipt of such notice from Purchaser to notify Purchaser that they wish to receive such Historical Books and Records, and Purchaser shall deliver such Historical Books and Records (unless such Historical Books and Records are subject to an attorney-client or similar privilege and the Seller Representative has not entered into a customary joint defense agreement with the Company) to the Seller Representative upon receipt by Purchaser of a written agreement in form and substance reasonably satisfactory to Purchaser in which each Seller to receive any form of such Historical Books and Records agrees to maintain the confidentiality of such Historical Books and Records.

(b)                                 Purchaser shall, on reasonable notice and at reasonable times at the Purchaser’s principal place of business or at any location where any Historical Books and Records are stored, allow the Seller Representative and its Representatives reasonable access to all Historical Books and Records (unless such Historical Books and Records are subject to an attorney-client or similar privilege and the Seller Representative has not entered into a customary joint defense agreement with the Company) to the extent such access is requested for any legitimate purpose related to Sellers’ prior ownership of the Acquired Companies and provided that Purchaser has received a written agreement in form and substance reasonably satisfactory to Purchaser in which the Seller Representative and each of the applicable Sellers agrees to maintain the confidentiality of such Historical Books and Records.  The Seller Representative shall have the right, at its expense, to make copies of any such Historical Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Purchaser’s or the Acquired Companies’ business.  Sellers shall reimburse Purchaser for the reasonable out-of-pocket expenses incurred by it in performing the covenants contained in this Section 7.4.

Section 7.5.            Employee Matters.

(a)                                  Purchaser or its Affiliates shall make available to Transferred Employees who continue to be employed by any Acquired Company or become employed by Purchaser or one of its Affiliates following the Closing Date compensation opportunities and employee health and welfare benefits that are substantially equivalent in the aggregate to the compensation opportunities and health and welfare benefits provided to other similarly situated (based on titles and levels of responsibility) employees of Purchaser or its Affiliates.

(b)                                 For a period of twelve (12) months following the Closing Date, Purchaser shall maintain a severance policy for the benefit of Transferred Employees that is no less favorable than the benefits provided to such Transferred Employees under Section 2(b) of the Change of Control and Severance Policy adopted by the Company as of March 18, 2011.

(c)                                  Parent shall take such action as shall be necessary to cause: (i) effective no later than the day immediately preceding the Closing Date, the 401(k) plan maintained by the Company (the “Company 401(k) Plan”) to become sponsored and maintained by Parent and to cease being sponsored and maintained by the Company and (ii) effective on the Closing Date, the Company shall cease being a participating employer in the Company 401(k) Plan.   From and after the Closing until August 31, 2011 (the “Benefit Transition Period”), Purchaser shall cause the applicable Acquired Company to maintain each other Employee Benefit Plan that is an “employee benefit plan” within the meaning of ERISA.   During the Benefit Transition Period, (i) Purchaser shall cause the Company to provide coverage under such Employee Benefit Plans for the individuals named in Section 7.5(c) of the Company Disclosure Schedule (the “Covered Employees”), (ii) Parent shall reimburse all of the Company’s out-of-pocket costs and expenses incurred in connection with maintaining such Employee Benefit Plans during the Benefit Transition Period or in connection with providing such coverage to the Covered Employees during the Benefit Transition Period (less, in each case, amounts paid directly to Purchaser or the Company by such Covered Employees) within 30 days after receiving a reasonably detailed invoice from Purchaser and (iii) Parent shall use commercially reasonable efforts to cause such Employee Benefit Plans to become sponsored and maintained by Parent and to cease being sponsored and maintained by the Company and to cause the Company to cease being a participating employer in such Employee Benefit Plans as promptly as practicable after the Closing Date (which shall in no event exceed the Benefit Transition Period).

(d)                                 Purchaser shall use commercially reasonable efforts to cause the benefit plans maintained by Purchaser and Affiliates of Purchaser to waive all pre-existing condition limitations and waiting periods that otherwise might apply to such Transferred Employees and, subject to the Transferred Employees providing documentation acceptable to Purchaser of the Transferred Employees’ co-payment, deductibles and out-of-pocket costs, cause benefit plans maintained by Purchaser and Affiliates of Purchaser to credit such Transferred Employees with all co-payments, deductibles and out-of-pocket costs incurred under analogous employee benefit plans and programs of the Company for the year in which the Closing Date occurs.

(e)                                  Purchaser shall cause each Transferred Employee to receive credit for purposes of eligibility to participate and vesting (other than with respect to stock options and other equity-based awards) under benefit plans maintained by Purchaser and Purchaser’s

Affiliates for the number of years of service for which the Company gave such Transferred Employee credit prior to the Closing Date, provided such credit does not result in duplication of benefits.

(f)                                    Following the Closing, Parent shall (or shall cause another Retained Company to) pay all bonus obligations with respect to the Transferred Employees that are accrued and unpaid as of the Closing, including all related payroll or withholding Tax obligations with respect thereto (the “Accrued Bonus Obligations”).

(g)                                 Parent shall be responsible for the payment of severance and other termination benefits, if any, provided to all Acquired Business Employees who do not become Transferred Business Employees at the Closing as set forth on Exhibit R (“Retained Employees”), including the Retained Employee Severance Amount set forth on Exhibit V.  Parent agrees not to use any such amount to pay severance or other termination benefits to any Retained Employee who provides services to the Acquired Business under the Domestic Transition Services Agreement until the applicable service period thereunder expires or is earlier terminated by Purchaser in accordance therewith.   Purchaser agrees that it will pay to each individual named in Section 7.5(g) of the Company Disclosure Schedule the corresponding severance amount identified therein at the expiration of such individual’s service period under his or her consulting agreement with the Company or Purchaser (or other employment or service providing relationship with Purchaser) or the earlier termination of such service period (or other employment or service providing relationship) by Purchaser in accordance therewith.

(h)                                 The Company and Purchaser acknowledge and agree that the provisions contained in this Section 7.5 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any Employee Benefit Plan or any beneficiary thereof or any right to continued employment with the Company, Purchaser or any Affiliate of the Company or Purchaser, nor shall require the Company or any Affiliate of the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company or any Affiliate of the Company, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

Section 7.6.            Parent Control of the Retained Business.  For a period of two (2) years following the Closing Date, Parent Sub shall not (and shall cause its Subsidiaries not to) sell or otherwise transfer to any Person all or any material portion of the Retained Business IP or any other material assets of the Retained Business that exist as of the Closing, other than transfers to a wholly owned Subsidiary of Parent Sub.  For the avoidance of doubt, this Section 7.6 shall not restrict Parent Sub or the Retained Business from licensing any Retained Business IP in a manner consistent with Section 6.1(a).

Section 7.7.            Provisions Regarding Legal Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Wilmer Cutler Pickering Hale and Dorr LLP may serve as counsel to each and any holder of Shares in the Company or any equity interests in Parent and their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company Group, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Wilmer Cutler Pickering Hale and Dorr LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

Section 7.8.                                   Use of Retained Marks.

(a)                                  Following the Closing, except as otherwise expressly provided herein, Purchaser shall have no rights to use any trademarks, trade names, logos or any contraction, abbreviation or simulation of any of the Trademarks listed on Schedule 7.8(a) (the “Retained Marks”) and will not hold itself out as having any affiliations with Parent or Parent Sub.

(b)                                 Notwithstanding the provisions of Section 7.8(a), for a period of one (1) year after the Closing Date, Purchaser may utilize sales promotional aids, literature and other printed material in the possession of the Acquired Companies on the Closing Date and containing the Retained Marks (for the avoidance of doubt, the material subject to this Section 7.8(b) shall not include FDA approved labeling and other similar materials); provided, however, no such material may be used by Purchaser on or after the Closing Date for any purpose unless such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by Parent: “[PRODUCT NAME] formerly a product of Levitronix.”

(c)                                  Notwithstanding the provisions of Section 7.8(a), Purchaser may continue to use the Retained Marks for two (2) years following the Closing Date to manufacture, market, license, distribute and sell (including through the use of currently existing labeling and instructions for use) any Acquired Business Products (including any such Acquired Business Products included in inventory); provided that such Acquired Business Products are not modified or enhanced in any material respect after the Closing without Parent’s prior written consent.

(d)                                 Notwithstanding the provisions of Section 7.8(a), from and after the Closing Date, Purchaser may disclose to its customers and potential customers that it is conducting the Acquired Business and that the Acquired Business formerly operated under the Levitronix name.

(e)                                  The licenses to use the Retained Marks set forth in this Section 7.8 shall not prohibit Parent or any of its subsidiaries from using the Retained Marks (or any similar name or logo) during the term of the respective license or thereafter in any manner, subject to the terms of Section 6.1.  Purchaser agrees that its use of the Retained Marks shall be consistent with the past practices of Parent and its direct and indirect subsidiaries in connection with their business and operations and, with respect to such use, Purchaser shall adhere to substantially similar quality standards to which Parent and its direct and indirect subsidiaries adhered immediately prior to the Closing.

(f)                                    Purchaser shall cause each Acquired Company to change its corporate or company name to a name that does not include any Retained Mark (or any similar name or logo) within forty-five (45) days after the Closing Date.

Section 7.9.                                   Limitations on Distributions by Parent to Remaining Parent Equity Holders.  Parent hereby agrees that, except to the extent required by Parent’s limited liability company agreement, Parent will not distribute to any member of Parent named on Exhibit S (the “Remaining Parent Equity Holders”) any portion of the Transaction Value received by Parent until such time as such Remaining Parent Equity Holder delivers to Parent a consent in the form of Exhibit T hereto (a “Parent Equity Holder Consent”).  Upon delivery of a Parent Equity Holder Consent by any Remaining Parent Equity Holder, such Remaining Parent Equity Holder shall be deemed to be a Consenting Parent Equity Holder for all purposes of this Agreement with effect from the Closing.

ARTICLE VIII
INDEMNIFICATION

Section 8.1.                                   Survival of Representations and Warranties, Etc.

(a)                                  The representations and warranties of the Company set forth in Article III, of the Seller Repping Parties set forth in Article IV and of the Purchaser set forth in Article V shall survive the Closing and expire on the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 3.6(c) and 3.19(b) shall survive until the two (2) year anniversary of the Closing Date, at which time they shall expire and (ii) the representations and warranties of Sellers set forth in Sections 4.2 and 4.5 (the “Seller Fundamental Representations”) and of Purchaser set forth in Section 5.2 shall survive until the three (3) year anniversary of the Closing Date, at which time they shall expire.

(b)                                 Each covenant or agreement contained in this Agreement shall survive the Closing indefinitely, except that each covenant or agreement contained in this Agreement that expressly contemplates a period of performance explicitly specified in such covenant or agreement, such covenant or agreement shall survive for such period.

(c)                                  No party hereto shall have any liability or obligation of any nature with respect to any representation, warranty, covenant or agreement after the termination thereof pursuant to Section 8.1(a) or Section 8.1(b), as applicable; provided that if a party submits a Claim in good faith pursuant to Section 8.5 or 8.6 with respect to the breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to the expiration of such representation, warranty, covenant or agreement as provided in Section 8.1(a) or Section 8.1(b), as applicable, such Claim shall survive until such Claim is finally resolved and satisfied in accordance with the terms of this Agreement.

Section 8.2.                                   Indemnification; Thresholds; Caps.

(a)                                  Subject to the limitations set forth in, and except as otherwise permitted pursuant to, this Article VIII, the Purchaser Indemnitees shall be entitled to be indemnified and held harmless solely from the Escrow Fund, for any Damages which are paid, incurred or sustained by any of the Purchaser Indemnitees as a proximate result of:

(i)                                     any inaccuracy in or breach of any representation or warranty of the Company contained in Article III or of any Seller Repping Party contained in Article IV;

(ii)                                  any breach of any covenant or agreement of any Seller Repping Party set forth in this Agreement;

(iii)                               any breach of any covenant or agreement of the Company set forth in this Agreement solely to the extent such covenant or agreement is required by its terms to be performed at or prior to the Closing;

(iv)                              any breach by Parent Sub of any covenant or obligation of Parent Sub in Section 6.1; and

(v)                                 any Retained Business Liabilities.

The Purchaser Indemnitees shall have no right to indemnification pursuant to Section 8.2(a)(i) until such time as the total amount of all Damages for which the Purchaser Indemnitees have become entitled to indemnification under Section 8.2(a)(i) (without regard to this sentence) exceeds USD $500,000 in the aggregate (the “General Indemnity Threshold”), and then only for the portion of such Damages that exceeds the General Indemnity Threshold; provided, however, that the General Indemnity Threshold shall not apply with respect to Damages resulting from any breach of the representations or warranties set forth in Sections 3.2(a) or 3.3 or the Seller Fundamental Representations.  The maximum indemnification liability of the Seller Indemnitors pursuant to this Section 8.2(a) shall be limited to (and the sole and exclusive source for the satisfaction and discharge of the Seller Indemnitors’ indemnification obligations under this Section 8.2(a) shall be) the Escrow Funds.  Any Damages for which the Purchaser Indemnitees are entitled to indemnification pursuant to this Section 8.2(a) shall be satisfied by a disbursement from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement.

For the avoidance of doubt, the reference in the introduction to this Section 8.2(a) to “solely from the Escrow Fund” shall not be construed as providing that the Escrow Fund is the sole source of recovery for indemnification obligations that are owed to any Purchaser Indemnitee with respect to any Damages for which such Purchaser Indemnitee is otherwise expressly entitled to indemnification pursuant to Section 8.2(b) or Section 8.2(c).

(b)                                 Subject to the limitations set forth in, and except as otherwise permitted pursuant to, this Article VIII (and without duplication of Purchaser’s rights under Section 8.2(a) or (c)), from and after the Closing:

(i)                                     each Seller (subject, in the case of Parent, to the third sentence of the paragraph immediately following Section 8.2(b)(iii)), severally and not jointly, shall hold harmless and indemnify each of the Purchaser Indemnitees from and against any Damages which are paid, incurred or sustained by any of the Purchaser Indemnitees as a proximate result of: (A)

any inaccuracy in or breach of any Seller Fundamental Representation made by such Seller; (B) any Taxes of such Seller; (C) any breach of any covenant or obligation of such Seller set forth in this Agreement; and (D) any fraud committed by such Seller (but not any other Seller);

(ii)                                  each Consenting Parent Equity Holder shall hold harmless and indemnify each of the Purchaser Indemnitees from and against any Damages which are paid, incurred or sustained by any of the Purchaser Indemnitees as a proximate result of any Taxes of such Consenting Parent Equity Holder or Parent; and

(iii)                               Sellers (subject, in the case of Parent, to the third sentence of the paragraph immediately following this Section 8.2(b)(iii)), severally (in amounts specified by the Seller Representative in the reverse order of the payment priorities set forth in the Company LLC Agreement) shall hold harmless and indemnify each of the Purchaser Indemnitees from and against any Damages which are paid, incurred or sustained by any of the Purchaser Indemnitees as a proximate result of: (A) Taxes of any Acquired Company for any Pre-Closing Tax Period (including, for the avoidance of doubt, Taxes for any Pre-Closing Tax Period resulting from the Pre-Closing Reorganization, the Intellectual Property Cross License Agreements, and the Swiss Sublease) other than Taxes specified in Section 2.6; (B) any Taxes of the Retained Business (including any Taxes of Parent Sub or Swiss Retained Sub); and (C) any fraud of the Company (but not any Seller) committed prior to the Closing.

The maximum indemnification liability of any Seller Indemnitor pursuant to this Section 8.2(b) shall be limited to the amount of the Transaction Value proceeds received by the Seller Representative for the benefit of such Seller Indemnitor pursuant to this Agreement (less the amount of such Seller Indemnitor’s share of the Escrow Fund).  This Section 8.2(b) shall expire on the three (3) year anniversary of the Closing Date; provided that, Section 8.2(b)(i)(C) shall survive for the period(s) contemplated by Section 8.1(b);  provided further that, in accordance with Section 8.1(c), if any Purchaser Indemnitee submits a Claim under this Section 8.2(b) in good faith pursuant to and in compliance with the requirements of Section 8.5 or 8.6 prior to such period, such Claim shall survive until such Claim is finally resolved and satisfied in accordance with the terms of this Agreement.  If Parent, as a Seller, becomes obligated to indemnify any Purchaser Indemnitee with respect to any Claim pursuant to this Section 8.2(b) (other than Section 8.2(b)(i)(C)), the Consenting Parent Equity Holders shall be severally (in proportion to their pro rata share of the Purchase Price actually previously received by them) liable for such indemnification obligation of Parent and no Purchaser Indemnitee shall have any right to indemnification from Parent with respect to such Claim.  The following is an example of the pass-through liability described in the preceding sentence:

Example:  Assume Parent has three Consenting Parent Equity Holders, each of whom has previously received a portion of the Purchase Price equal to USD $300,000 (net of any share of the Escrow Fund and including any undistributed amounts received by the Seller Representative for Parent in respect of such Consenting Parent Equity Holder).  If a Claim is made against Parent for USD $1,000,000 (and assuming that the Escrow Fund has been fully depleted and any applicable General Indemnity Threshold therefore has been exceeded), each Consenting Parent Equity Holder would be liable for USD $300,000 and have no further liability under this Section 8.2(b) unless and until such Consenting Parent Equity Holder receives additional Purchase Price amounts.

No Purchaser Indemnitee shall seek or be entitled to any payment in respect of any Claim under Section 8.2(b)(iii) from any Seller Indemnitor except to the extent such Claim exceeds the then available balance of the Escrow Fund (less the amount of all other then pending Claims, to the extent not subject to dispute).

(c)                                  Subject to the limitations set forth in this Article VIII (and without duplication of Purchaser’s rights under Section 8.2(a) or (b)), from and after the Closing, Parent Sub shall hold harmless and indemnify each of the Purchaser Indemnitees from and against any Damages which are paid, incurred or sustained by any of the Purchaser Indemnitees as a proximate result of:

(i)                                     any inaccuracy in or breach of any representation or warranty of the Company set forth in Section 3.19(b) (but only to the extent Purchaser does not recover the resulting Damages from the Escrow Fund) or Parent Sub in Article IV;

(ii)                                  any breach by any Retained Company of any covenant or obligation of any Retained Company pursuant to the terms of this Agreement and the Pre-Closing Reorganization Documents; and

(iii)                               any failure of Parent Sub to pay any Retained Business Liabilities (which, for clarity, does not include any liabilities of the Acquired Business that may constitute a breach of Section 3.6(c)) or Transaction Expenses to the extent not reflected in the calculation of Closing Net Working Capital.

Subject to Section 8.3, the maximum indemnification liability pursuant to Section 8.2(c)(i) shall be equal to the amount of the Transaction Value (less the aggregate amount of all Seller Indemnitors’ share of the Escrow Fund to the extent actually paid to a Purchaser Indemnitee); there shall be no limit of liability pursuant to Section 8.2(c)(ii) or (iii).  No Damages for which the Purchaser Indemnitees are entitled to indemnification pursuant to this Section 8.2(c) shall be subject to any right of set-off against any amounts owed by any applicable party pursuant to this Agreement or the Ancillary Agreements.  Purchaser Indemnitees shall first seek recovery for Damages under clause (i) of this Section 8.2(c) pursuant to Section 8.2(a), prior to seeking any recovery pursuant to Section 8.2(c)(i).  Purchaser Indemnitees may, but shall not be required to, first seek recovery for any Damages related to clauses (ii) and (iii) of this Section 8.2(c) pursuant to Section 8.2(a).

(d)                                 Subject to the limitations set forth in this Article VIII, from and after the Closing, Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against any Damages which are paid, incurred or sustained by any of the Seller Indemnitees as a proximate result of:

(i)                                     any inaccuracy in or breach of any representation or warranty of Purchaser set forth in Article V;

(ii)                                  any breach of any covenant or agreement of Purchaser or any covenant or agreement of any Acquired Company set forth in this Agreement and the Pre-Closing Reorganization Documents to the extent such covenant or agreement is required by its terms to be performed after the Closing; and

(iii)                               any Acquired Business Liabilities (except to the extent a Purchaser Indemnitee is entitled to indemnification therefor pursuant to Section 8.2(a), (b) or (c) or to the extent such liabilities or obligations constitute Transaction Expenses not reflected in the calculation of Closing Net Working Capital).

There shall be no limit of liability pursuant to this Section 8.2(d).  No Damages for which the Seller Indemnitees are entitled to indemnification pursuant to this Section 8.2(d) shall be subject to any right of set-off against any amounts owed by any applicable party pursuant to this Agreement or the Ancillary Agreements.

Section 8.3.                                   Exclusive Remedy; Sole Recourse.  From and after the Closing, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedy of both the Purchaser Indemnitees and the Seller Indemnitees for Damages under this Agreement and the Ancillary Agreements (other than the Intellectual Property Cross-License Agreements and the Transition Services Agreements), it being understood that nothing in this Article VIII or elsewhere in this Agreement shall affect the parties’ rights to seek specific performance pursuant to Section 10.10.  Without limiting the generality of the foregoing sentence, in no event shall Purchaser, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

Section 8.4.                                   Certain Limitations.  Without limiting the effect of any other limitation contained in this Article VIII, the following limitations shall apply to all claims for indemnification under this Article VIII:

(a)                                  For the avoidance of doubt, if a party breaches any representation or warranty of such party set forth in this Agreement that is qualified by materiality (including the word or words “material,” “in all material respects,” “Acquired Business Material Adverse Effect” or any word or words of similar import), the applicable Indemnitee shall (solely to the extent otherwise provided in this Article VIII and subject to the limitations set forth in this Article VIII) be entitled to indemnification for the full amount of Damages resulting from such breach (and not solely for the excess of such Damages over any portion thereof deemed not to be material).

(b)                                 Purchaser shall not be entitled to make any claim for indemnification with respect to any matter to the extent that such matter (or an accrual, reserve or provision therefor (to the extent of such accrual, reserve or provision)) is reflected as a current liability on the Final Closing Transaction Value Schedule or otherwise taken into account in the calculation of the Final Transaction Value, and the amount of any Damages for which indemnification is provided under this Article VIII shall be calculated net of any such accruals, reserves or provisions.

(c)                                  Purchaser and each Acquired Company shall (and each shall cause each other Purchaser Indemnitee to) use commercially reasonable efforts to pursue all reasonable legal rights and remedies available to Purchaser and each Acquired Company in order to mitigate applicable Damages for which indemnification is provided to the Purchaser Indemnitees under this Article VIII.  The Retained Companies shall (and each shall cause each other Seller Indemnitee to) use commercially reasonable efforts to pursue all reasonable legal rights and remedies available to such Person order to mitigate applicable Damages for which indemnification is provided to the Seller Indemnitees under this Article VIII.

(d)                                 In no event shall any Seller Indemnitor have any liability under this Article VIII for any Damages arising from or relating to, directly or indirectly, a breach of the representations and warranties set forth in Section 3.19(b) that is cured within forty-five (45) days after Purchaser’s delivery of a Claim Certificate pursuant to and in compliance with the requirements of Section 8.5 or 8.6, as applicable.

(e)                                  In no event shall any Seller Indemnitor have any liability under this Article VIII for any Damages arising from or relating to, directly or indirectly, any act, omission or transaction carried out by or at the request of Purchaser or any Affiliate thereof before, on or after the Closing Date, including, without limitation, any change in the accounting policies, practices or procedures of the Acquired Business or any of the Acquired Companies after the Closing; provided, however, that for the avoidance of doubt, no transaction occurring or required to occur prior to the Closing pursuant to an Ancillary Agreement shall be considered to have been carried out by or at the request of Purchaser or any of its Affiliates.

(f)                                    The amount of Damages recoverable by the Purchaser Indemnitees under this Article VIII with respect to any Claim shall be reduced by the amount of any payment received by Purchaser, any Acquired Company or any Affiliate thereof with respect to such Damages from any insurance provider or any other third party.  Purchaser shall (and shall cause each other Purchaser Indemnitee to) use commercially reasonable efforts to pursue all insurance claims and other third party payments to which any Purchaser Indemnitee may be entitled in connection with any Damages it incurs.  If the Purchaser Indemnitees become entitled to receive any insurance or other third party payment in connection with any Claim for Damages for which it has already received a disbursement from the Escrow Fund or payment from any Seller Indemnitor, they shall pay to the Seller Representative (on behalf of the applicable Seller Indemnitors), within thirty (30) calendar days after it becomes entitled to such payment, an amount equal to the excess of (x) the amount previously received by the Purchaser Indemnitees from the Escrow Fund or any Seller Indemnitor with respect to such Claim plus the amount of such insurance or other third party payment, over (y) the amount of Damages to which the Purchaser Indemnitees have become entitled under this Agreement in connection with such Claim.

(g)                                 No amounts distributed to any Seller, any Remaining Member, any Parent Equity Holder or any Remaining Parent Equity Holder from the Escrow Fund or paid to any such Person pursuant to Section 2.5 shall be subject to any right of set off, clawback or recoupment for any reason.

Section 8.5.                                   Procedures; Disputes.

(a)                                  Any Indemnitee agrees to give prompt notice to the Indemnitor of the assertion of any claim (a “Claim”) that is not subject to Section 8.6 and will provide the Indemnitor such information with respect thereto that the Indemnitor may reasonably request.  The failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder, unless (and then solely to the extent) such failure shall have prejudiced the Indemnitor.  In connection with any Claim, the Indemnitee shall deliver to the Indemnitor a certificate (signed by any officer of the Indemnitee, as applicable) (any certificate delivered in accordance with the provisions of this Section 8.5(a), a “Claim Certificate”):

(i)                                     stating that an Indemnitee has determined in good faith that it is entitled to indemnification pursuant to this Article VIII;

(ii)                                  containing a reasonably detailed statement (based upon the information then possessed by or reasonably available to such Person) of the amount of Damages to which such Indemnitee claims to be entitled to receive; and

(iii)                               specifying in reasonable detail (based upon the information then possessed by or reasonably available to such Person) the material facts known to the Indemnitee giving rise to such Claim.

(b)                                 If the Indemnitor in good faith objects to any claim made by the Indemnitee in any Claim Certificate, then the Indemnitor shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnitee prior to the end of the forty (40) calendar day period commencing upon receipt by the Indemnitor of the Claim Certificate.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any Claim made by the Indemnitee in the Claim Certificate.  If the Indemnitor does not deliver a Claim Dispute Notice to the Indemnitee prior to the expiration of such forty (40) calendar day period, then, as applicable, the amount of Damages set forth in the Claim Certificate shall be distributed from the Escrow Fund pursuant to the Escrow Agreement or, if otherwise required pursuant to Section 8.2, paid to the Indemnitee.

(c)                                  If the Indemnitor delivers a Claim Dispute Notice, then the Indemnitee and the Indemnitor shall attempt in good faith to resolve any objections raised by the Indemnitor in such Claim Dispute Notice.  If the Indemnitee and the Indemnitor agree to a resolution of such Claim, a memorandum setting forth such agreement shall be prepared and signed by both parties and the amount of the Damages set forth in accordance with the terms of such memorandum shall be distributed from the Escrow Fund pursuant to the Escrow Agreement or, if otherwise required pursuant to Section 8.2, paid to the Indemnitee.

(d)                                 If no such resolution is reached during the twenty (20) calendar day period following the Indemnitee’s receipt of a given Claim Dispute Notice, then upon the expiration of such twenty (20) calendar day period, either the Indemnitee or the Indemnitor may bring suit to resolve the objection in accordance with Sections 10.8 and 10.9. The amount of any Damages awarded to the Indemnitee pursuant to a final, non-appealable order of a court of competent jurisdiction shall be distributed from the Escrow Fund pursuant to the Escrow Agreement or, if otherwise required pursuant to Section 8.2, paid to the Indemnitee.  Judgment upon any such final, non-appealable award may be entered in any court having jurisdiction.

Section 8.6.                                   Third Party Claims.

(a)                                  Except as set forth in Article IX, upon receipt by any Indemnitee of notice of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification under this Article VIII (a “Third Party Claim”), the Indemnitee shall notify the Indemnitor of such Third Party Claim and, except for any Third Party Claim that (w) alleges criminal conduct by the Indemnitee, (x) seeks material non-monetary relief against the Indemnitee, (y) seeks Damages that are reasonably likely to exceed 200% of the balance of the Escrow Fund available to satisfy such claim on the date the Indemnified Party receives notice of such Claim or (z) seeks non-monetary relief and alleges patent infringement resulting from the practice of the Indemnitee’s Intellectual Property Rights and that affects only the Indemnitee’s business and Intellectual Property Rights, the Indemnitor shall have the right, in its sole and absolute discretion, to control the defense, compromise or settlement of such Third Party Claim.  If the Indemnitor does not assume control of such defense, compromise or settlement, the Indemnitee shall control such defense, compromise or settlement; provided, however, that notwithstanding anything to the contrary in the foregoing, any Third Party Claim alleging patent infringement and seeking non-monetary relief (whether or not in addition to other forms of relief) that affects both the Acquired Business and the Retained Business, shall be subject to Section 8.6(b) below (and not this Section 8.6(a)).  The Indemnitee shall make available to the Indemnitor any documents and materials in its possession or control that may be reasonably necessary to defend, compromise or settle such Third Party Claim.  The non-controlling party shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, any defense and investigation of such Third Party Claim or settlement negotiations with respect to such Third Party Claim.  The Indemnitee shall not have the right to settle, adjust or compromise such Third Party Claim without the consent of the Indemnitor.  The Indemnitor shall not agree to any settlement, adjustment or compromise of such Third Party Claim that imposes any equitable remedy on the Indemnitee or any of its assets or that otherwise imposes any liability or obligation on the Indemnitee.  For purposes of Section 8.5 and this Section 8.6, (a) if any or all of Sellers and the Consenting Parent Equity Holders comprise the Indemnitor, any references to the Indemnitor (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Seller Representative, and (b) if any or all of Sellers and the Consenting Parent Equity Holders comprise the Indemnitee, any references to the Indemnitee (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Seller Representative.

(b)                                 The Indemnitee shall notify the Indemnitor upon receipt by the Indemnitee of notice of any Third Party Claim that alleges patent infringement and seeks non-monetary relief (whether or not in addition to other forms of relief) and results from the practice of any Acquired Business IP or Retained Business IP and that affects both the Acquired Business and the Retained Business and/or their respective Intellectual Property Rights.  The Purchaser and the Seller Representative shall jointly control the defense of any such Third Party Claim.  The Purchaser and the Seller Representative shall enter into a mutually acceptable joint defense agreement in connection with any such Third Party Claim.  The Purchaser and the Sellers shall share equally in the costs of the defense of any such Third Party Claims, subject, in the case of the Sellers, to the following limitations:  (i) the Sellers’ obligation to share in the costs of defense of any such Third Party Claims shall only arise in the case of such Third Party Claims for which indemnification is otherwise actually available under the terms of this Agreement (and, in such cases, shall be subject to the limitations set forth herein (including this Article VIII)) and (ii) in the case of any such Third Party Claim where indemnification is not available under the terms of this Agreement, the Parent Sub shall have the right to jointly control the defense of such Third Party Claim with the Purchaser, subject to agreement by the Parent Sub to share equally in the costs of defense of such Third Party Claim.  The matter listed in Section 8.6(b) of the Company Disclosure Schedule shall be subject to the terms of this Section 8.6(b).

Section 8.7.                                   Uncovered Claims.

(a)                                  If on the date that any Earnout Amount becomes payable by Purchaser pursuant to Section 2.5 (each such date, an “Earnout Payment Date”) the amount of all then pending First 12 Month Claims asserted during the period specified in Section 8.1(c) pursuant to and in compliance with the requirements of Section 8.5 or 8.6, as applicable (including for this purpose all First 12 Month Claims against the Escrow Fund which have been finally resolved in favor of Purchaser but which have not been disbursed to Purchaser but excluding all First 12 Month Claims which have been finally resolved in favor of the Seller Indemnitors), exceeds the balance of the Escrow Fund as of immediately prior to such Earnout Payment Date (the amount of such excess, the “Uncovered First 12 Month Claim Amount”), Purchaser may withhold from such Earnout Amount and deposit into the Escrow Fund, with respect to such pending First 12 Month Claims, the First 12 Month Specified Portion (if any) of such Earnout Amount, as determined in accordance with Section 8.7(b), such amount to be held in escrow in accordance with the Escrow Agreement.  For the avoidance of doubt, if the amount deposited into the Escrow Fund pursuant to this Section 8.7(a) on any Earnout Payment Date is less than the First 12 Month Specified Portion of the Earnout Amount payable on such Earnout Payment Date, no portion of such First 12 Month Specified Portion may be carried forward to any subsequent Earnout Payment Date.

(b)                                 The “First 12 Month Specified Portion” of any Earnout Amount shall be determined as follows:

(i)                                     The “First 12 Month Earnout Claim Cap” with respect to such Earnout Amount shall be calculated so as to equal (x) the Available First 12 Month Basket, plus (y) 12.5% of such Earnout Amount.  “Available First 12 Month Basket” means, as of the time of calculation thereof, an amount equal to USD $6,250,000, minus (y) the aggregate amount of Prior Excess First 12 Month Earnout Deposits.  “Prior Excess First 12 Month Earnout Deposits” means, as of the time of the calculation thereof, the sum of all Excess First 12 Month Earnout Deposits for all Earnout Amounts preceding such time.  “Excess First 12 Month Earnout Deposit” means, for any Earnout Amount, the excess (if any) of (1) the amount withheld from such Earnout Amount and deposited into the Escrow Fund pursuant to Section 8.7(a) over (2) 12.5% of such Earnout Amount.

(ii)                                  The “First 12 Month Specified Portion” shall then be calculated with respect to such Earnout Amount so as to equal the lesser of the Uncovered First 12 Month Claim Amount and the First 12 Month Earnout Claim Cap.

(c)                                  If on any Earnout Payment Date the amount of all then pending Claims that are not First 12 Month Claims and that were asserted during the period specified in Section 8.1(c) pursuant to and in compliance with the requirements of Section 8.5 or 8.6, as applicable (such pending claims, the “Other Claims”) (including for this purpose all Other Claims against the Escrow Fund which have been finally resolved in favor of Purchaser but which have not been disbursed to Purchaser but excluding all Other Claims which have been finally resolved in favor of the Seller Indemnitors), is greater than the excess of (i) the balance of the Escrow Fund as of immediately prior to such Earnout Payment Date over (ii) the Uncovered First 12 Month Claim Amount as of immediately prior to such date (the amount of such excess, the “Uncovered Other Claim Amount”), Purchaser may withhold from such Earnout Amount and deposit into the Escrow Fund, with respect to such pending Other Claims, the Other Specified Portion (if any) of such Earnout Amount, as determined in accordance with Section 8.7(d), such amount to be held in escrow in accordance with the Escrow Agreement.  For the avoidance of doubt, if the amount deposited into the Escrow Fund pursuant to this Section 8.7(c) on any Earnout Payment Date is less than the Other Specified Portion of the Earnout Amount payable on such Earnout Payment Date, no portion of such Other Specified Portion may be carried forward to any subsequent Earnout Payment Date.

(d)                                 The “Other Specified Portion” of any Earnout Amount shall be determined as follows:

(i)                                     The “Other Earnout Claim Cap” with respect to such Earnout Amount shall be calculated so as to equal 10% of such Earnout Amount, less any Excess First 12 Month Earnout Deposit for such Earnout Amount; provided that the Other Earnout Claim Cap cannot be less than zero.

(ii)                                  The “Other Specified Portion” shall then be calculated with respect to such Earnout Amount so as to equal the lesser of the Uncovered Other Claim Amount and the Other Earnout Claim Cap.

(e)                                  For purposes of this Section 8.7:

(i)                                     With respect to the Earnout Amount payable by Purchaser on any particular Earnout Payment Date, for purposes of determining the amounts which Purchaser is entitled to withhold from such Earnout Amount and deposit into the Escrow Fund pursuant to Section 8.7(a) or 8.7(c) (as applicable), the provisions of Sections 8.7(a) and (b) shall be applied before the provisions of Sections 8.7(c) and (d).

(ii)                                  For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, (x) the aggregate amount which Purchaser is entitled to withhold from any or all Earnout Amounts and deposit into the Escrow Fund pursuant to Section 8.7(c) may not exceed USD $4,000,000, and (y) the aggregate amount which Purchaser is entitled to withhold from any or all Earnout Amounts and deposit into the Escrow Fund pursuant to either Section 8.7(a) or Section 8.7(c) may not exceed USD $11,250,000.

(iii)                               Set forth on Schedule 8.7 attached hereto are illustrative examples, as agreed by the parties, of the calculation of uncovered claim amounts contemplated by this Section 8.7.

Section 8.8.                                   Other Matters Relating to Indemnification Claims.

(a)                                  No Seller Indemnitor shall have, exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation to which it has become subject under this Agreement.

(b)                                 For purposes of Section 8.2(b)(iii), the amount of Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (i) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period (adjusted for acquisition and dispositions following the Closing Date) multiplied by a fraction (A) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

(c)                                  The parties agree to treat any indemnification payment received pursuant to this Agreement for all Tax purposes as an adjustment to the Transaction Value and shall automatically result in corresponding adjustments to the Purchase Price, the Merger Consideration and each Remaining Member’s Allocable Merger Consideration, in each case to the extent permitted by Applicable Law.

ARTICLE IX
TAX MATTERS

Section 9.1.                                   Tax Treatment of Purchase of Shares.  Purchaser and Sellers acknowledge and agree that, for U.S. federal and applicable state income tax purposes, the purchase of the Shares by Purchaser pursuant to the Share Sale and the Merger taken together shall be treated consistently with Situation 2 of Revenue Ruling 99-6 and shall file all Tax Returns accordingly.

Section 9.2.                                   Tax Returns.

(a)                                  Purchaser and Sellers acknowledge and agree that for U.S. federal income tax purposes, the Company shall be considered terminated under Section 708(b)(1)(A) of the Code as a result of the sale of the Shares to Purchaser and the Merger, and the Company’s taxable year shall end as of the Closing Date.  The Seller Representative shall prepare, or cause to be prepared (with all expenses to be disbursed from the Seller Representative Escrow Fund), all Tax Returns required to be filed by the Company for any Tax period ending prior to or on the Closing Date (the “Pre-Closing Tax Returns”). A copy of each Pre-Closing Tax Return shall be prepared in accordance with past practice unless otherwise required by applicable Law, and a copy thereof shall be provided to Purchaser for Purchaser’s review and comment (i) in the case of income Tax Returns at least twenty (20) calendar days prior to the due date for filing and (ii) for all other Tax Returns at least ten (10) calendar days prior to the due date for filing, and the Seller Representative agrees to reflect on such Tax Return any changes that are reasonably requested by Purchaser prior to filing the Tax Return. The Seller Representative shall sign and file, or cause to be signed and filed, all Pre-Closing Tax Returns that are required to be filed with respect to United States federal and state income Taxes and shall pay, or cause to be paid, prior to the due date for filing all Taxes shown as due on such Tax Returns. No later than five (5) calendar days after such filing and payment, the Seller Representative shall provide to Purchaser copies of such Tax Returns and evidence reasonably satisfactory to Purchaser that all Taxes shown as due on such Tax Returns have been paid.

(b)                                 Neither Sellers nor the Seller Representative shall amend any Pre-Closing Tax Return for any Acquired Company without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)                                  Purchaser shall be responsible for the preparation and filing of all other Tax Returns for the Acquired Companies and shall be responsible for the payment of all Taxes attributable to such Tax Returns; provided, however, that the amount of Taxes attributable to the portion of any Straddle Period ending on the Closing Date pursuant to Section 8.8(b) shall be distributed from the Escrow Fund pursuant to the Escrow Agreement or, if otherwise required pursuant to Section 8.2, paid by Sellers to the Purchaser, subject to the limitations set forth in Article VIII.  For any Tax Return prepared and filed by Purchaser and for which the Sellers will have liability for Taxes pursuant to Section 8.2, Purchaser shall submit a copy of such Tax Return to the Seller Representative for the Seller Representative’s review and comment (i) in the case of income Tax Returns at least twenty (20) calendar days prior to the due date for filing and (ii) for all other Tax Returns at least ten (10) calendar days prior to the due date for filing, and Purchaser shall consult with the Seller Representative concerning each such Tax Return and report all items with respect to which the Sellers may have liability pursuant to Section 8.2 in accordance with the instructions of the Seller Representative; provided, however, that if Purchaser is advised by counsel that the reporting on any Tax Return of any item in accordance with instructions of the Seller Representative is not supported by a “more likely than not” standard, Purchaser may file such Tax Return without regard to the instructions from the Seller Representative relating to such item.  Purchaser shall provide the Seller Representative with a copy of each proposed Tax Return described in this Section 9.2(c) (and such additional information regarding such Tax Return as may reasonably be requested by the Seller Representative) at least 20 days prior to the filing of such Tax Return.

Section 9.3.                                   Tax Cooperation.

(a)                                  Purchaser and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Purchaser and Sellers shall retain all applicable books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

(b)                                 With respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period that is not part of a Straddle Period, the Seller Representative on behalf of the Sellers shall have the right, at the Sellers’ expense, to control any audit or examination by any Tax Authority, with respect to United States Income Taxes and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes.  Purchaser shall have the right, at its own expense, to control any other audit or examination by any Tax Authority and to contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes of the Acquired Companies, including with respect to Straddle Periods; provided that, with respect to any item of adjustment relating to Taxes indemnified against by Sellers pursuant to Section 8.2 or relating to Taxes which Sellers are required to pay under Section 9.2, Purchaser shall consult with the Seller Representative, and not settle any such issue, or file any amended income Tax Return relating to such issue, without the consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.4.                                   Tax Sharing Agreement.  Each Acquired Company shall terminate or cause to be terminated any Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between any Seller or any Retained Company or any predecessor or Affiliate thereof, on the one hand, and such Acquired Company, on the other hand, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 9.5.                                   Survival of Tax Matters.  The provisions of this Article IX shall survive the Closing.

ARTICLE X
MISCELLANEOUS

Section 10.1.                             Notices.  All notices, requests, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as follows:  (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air or overnight courier service, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 10.1, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement.

(a)                                  if to Purchaser or Transitory Sub, to:

Thoratec Corporation

6035 Stoneridge Drive

Pleasanton, California 94588

Attn:  General Counsel

Fax:  (925) 734-4070

with a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California  94025
Attn:  Tad J. Freese
Fax:  (650) 463-2600

(b)                                 if to Parent, the Parent Sub, the Sellers, the Consenting Parent Equity Holders or the Seller Representative:

Pharos LLC

45 First Avenue

Waltham, Massachusetts 02451

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:  David E. Redlick, Esq. and Hal J. Leibowitz, Esq.

Fax:  (617) 526-5000

or to such other Person or address or facsimile number as any party shall specify by like written notice to the other parties hereto (any such notice of a change of address to be effective only upon actual receipt thereof).

Section 10.2.                             Entire Agreement.  This Agreement (including the Schedules, Exhibits and other documents referred to herein), the Ancillary Agreements, the Confidentiality Agreement and the documents, instruments and other agreements delivered pursuant hereto or in connection herewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings between any of the parties hereto with respect to the subject matter hereof, except as otherwise expressly provided herein.

Section 10.3.                             Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of each of the parties hereto; provided, however, that Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates, successors or assigns but shall remain primarily liable for its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.  Except for Section 7.3 with respect to the Indemnified Persons, Article VIII with respect to the Indemnitees and Section 10.10 hereof, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.4.                             Fees and Expenses.  Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense, it being agreed and understood that all such costs and expenses incurred by the Acquired Companies prior to the Closing shall be paid as provided in this Agreement; provided that, all known Transaction Expenses shall be paid by the Acquired Companies prior to the Closing or, if not paid as of such time, shall be taken into account in the calculation of the Working Capital Adjustment and any unknown Transaction Expenses not so taken into account shall be paid by Parent Sub pursuant to Section 8.2(c)(iii) or otherwise.

Section 10.5.                             Amendments.  This Agreement may be amended or modified by the parties only by an instrument in writing signed on behalf of each of the parties hereto (it being agreed and understood that the Seller Representative may in all instances act on behalf of any Seller or the Parent Sub); provided that no amendment or modification of this Agreement that requires the consent of any Remaining Member under the Company LLC Agreement or applicable law shall be effective unless such Remaining Member’s consent is obtained.

Section 10.6.                             Severability.  If any term or other provision of this Agreement becomes, or is declared by a court of competent jurisdiction to be, invalid, void, illegal or incapable of being enforced, all other conditions and provisions of this Agreement, and the application of such provision to other Persons or circumstances other than those which it is determined to be invalid, void, illegal or incapable of being enforced, shall not be impaired or otherwise affected and shall nevertheless remain in full force and effect to the fullest extent permitted by law so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, void, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 10.7.                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 10.8.                             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws.

Section 10.9.                             Jurisdiction; Venue; Services of Process.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address, and in the manner, set forth in Section 10.1 of this Agreement shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any action or Proceeding arising hereunder.

Section 10.10.                       Remedies Cumulative; Specific Performance.  Except as provided in Section 8.3, the rights and remedies of the parties hereto shall be cumulative and not alternative.  The parties hereto agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it and without the requirement of the posting of a bond) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

Section 10.11.                       Costs and Attorneys’ Fees.  Subject to the limitations set forth herein, including Article II and Article X, in the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

Section 10.12.                       No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns; provided, however, that (a) the provisions in Section 2.2 concerning payment of the Merger Consideration are intended for the benefit of the Remaining Members, (b) the provisions of Section 7.3 concerning insurance and indemnification are intended for the benefit of the individuals specified therein, and (c) Purchaser’s representations and warranties in Article V are intended for the benefit of the Remaining Members to claims and indemnification under Article VIII.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PHAROS, LLC

By:	/s/ Kurt Dasse
	Name:	Kurt Dasse
	Title:	Chief Operating Officer

By:	/s/ Theo Melas-Kyriazi
	Name:	Theo Melas-Kyriazi
	Title:	Treasurer and Chief Financial Officer

LEVITRONIX TECHNOLOGIES LLC

By:	/s/ Kurt Dasse
	Name:	Kurt Dasse
	Title:	President

LEVITRONIX LLC

By:	/s/ Kurt Dasse
	Name:	Kurt Dasse
	Title:	President and Chief Executive Officer

By:	/s/ Theo Melas-Kyriazi
	Name:	Theo Melas-Kyriazi
	Title:	Treasurer and Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

EACH SELLER NAMED ON EXHIBIT A

By:	/s/ John K. Whiting, IV
	Name:	John K. Whiting, IV
As attorney-in-fact

EACH CONSENTING PARENT EQUITY HOLDER NAMED ON EXHIBIT B

By:	/s/ John K. Whiting, IV
	Name:	John K. Whiting, IV
As attorney-in-fact

PHAROS, LLC, as the Seller Representative

By:	/s/ Kurt Dasse
	Name:	Kurt Dasse
	Title:	Chief Operating Officer

[Signature page to Agreement and Plan of Merger]

THORATEC CORPORATION

By:	/s/ Gerhard F. Burbach
	Name:	Gerhard F. Burbach
	Title:	President and Chief Executive Officer

REVERE MERGER SUB, LLC

By:

By:	/s/ Gerhard F. Burbach
	Name:	Gerhard F. Burbach
	Title:	President

[Signature page to Agreement and Plan of Merger]